Exhibit 2.1

SECURITIES PURCHASE AGREEMENT

by and among

BROWN SHOE COMPANY, INC.

and

HERITAGE FUND III, L.P.,
HERITAGE FUND IIIA, L.P.,
HERITAGE INVESTORS III, L.L.C.,
BICO BUSINESS TRUST,
PENTLAND U.S.A., INC.,
DONNA SICILIANO,
MICHAEL SMITH,
BRUCE GINSBERG,
HAL PARTON,
GREGG RIBATT,
BENNETT FOOTWEAR HOLDINGS, LLC,
BENNETT FOOTWEAR GROUP LLC,
BENNETT FOOTWEAR ACQUISITION LLC,
BENNETT FOOTWEAR RETAIL LLC, and
BENNETT INVESTMENT CORPORATION

Dated as of March 14, 2005

TABLE OF CONTENTS

Table of Contents

ARTICLE I. PURCHASE AND SALE
1.1 The Purchased Securities
1.2 Consideration
1.3 Closing
1.4 Deliveries of Sellers at Closing
1.5 Deliveries of Buyer at Closing
1.6 Post-Closing Adjustments to Purchase Price
1.7 Escrow
1.8 Appointment of Representative
1.9 Retention and Payment of Certain Amounts by Representative
1.10 Distribution of Remaining Amounts

ARTICLE II. REPRESENTATIONS AND WARRANTIES OF SELLERS
2.1 Organization
2.2 Ownership of Units; Enforceability; Noncontravention
2.3 Amounts Owed to Sellers
2.4 Brokers or Finders
2.5 No other Representations and Warranties by Pentland

ARTICLE III. REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
3.1 Organization, Qualification and Power
3.2 Subsidiaries
3.3 Capitalization and Related Matters
3.4 Non Contravention
3.5 Financial Statements
3.6 Books and Records
3.7 No Undisclosed Liabilities
3.8 Taxes
3.9 Assets and Real Property
3.10 Necessary Property and Transfer of Assets
3.11 Accounts Receivable
3.12 Contracts and Commitments
3.13 Validity of Contracts
3.14 Intellectual Property
3.15 Litigation
3.16 Insurance
3.17 Absence of Certain Changes
3.18 No Breach of Law or Governing Document; Licenses and Permits

i

3.19 Transactions with Related Persons; Outside Interests
3.20 Bank Accounts
3.21 Environmental Matters
3.22 Officers, Managers, Employees, Consultants and Agents; Compensation
3.23 Labor Matters
3.24 Employee Benefit Matters
3.25 Overtime, Back Wages, Vacation and Minimum
3.26 Discrimination and Occupational Safety and Health
3.27 Customers and Suppliers
3.28 Product and Service Warranties
3.29 Product Liability Claims
3.30 Escheat
3.31 Product Safety Authorities
3.32 Foreign Operations and Export Control
3.33 Customs
3.34 Brokers or Finders

ARTICLE IV. REPRESENTATIONS AND WARRANTIES RELATING TO BIC
4.1 Organization and Power
4.2 Capitalization and Related Matters
4.3 Non Contravention
4.4 Taxes
4.5 No Business Activities
4.6 Liabilities
4.7 Brokers, Finders, Other Offers

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF BUYER
5.1 Authorization
5.2 Consents
5.3 Bridge Financing
5.4 Brokers or Finders
5.5 Securities Laws
5.6 Other Arrangements with Sellers
5.7 No Other Representations or Warranties of Sellers or the Company

ARTICLE VI. CERTAIN COVENANTS REGARDING THE BENNETT COMPANIES
6.1 Conduct of Business of the Company
6.2 Notification of Certain Matters
6.3 Access to Information; Confidentiality
6.4 Commercially Reasonable Efforts; Cooperation
6.5 Financial Statements
6.6 Compliance
6.7 No Solicitation

ARTICLE VII. COVENANTS OF THE SELLERS
7.1 Covenant Not to Disclose or Hire

ii

7.2 Certain Waivers

ARTICLE VIII. ADDITIONAL COVENANTS OF THE PARTIES
8.1 Confidentiality
8.2 Further Assurances
8.3 Directors’ and Officers’ Indemnification
8.4 Tax Provisions
8.5 Employee Severance Plan
8.6 Reasonable Efforts
8.7 Bridge Funding

ARTICLE IX. CONDITIONS PRECEDENT
9.1 Conditions to Each Party’s Obligations
9.2 Conditions to Obligations of the Sellers
9.3 Conditions to Obligations of Buyer

ARTICLE X. INDEMNIFICATION
10.1 Indemnification of Buyer
10.2 Indemnification of Sellers
10.3 Survival
10.4 Limitations
10.5 Notice of Claim; Satisfaction of Claim
10.6 Right to Contest Claims of Third Persons
10.7 Remedies Exclusive
10.8 Contribution Among Sellers

ARTICLE XI. MISCELLANEOUS PROVISIONS
11.1 Notice
11.2 Termination
11.3 Guarantee
11.4 Entire Agreement
11.5 Assignment; Binding Agreement
11.6 Counterparts
11.7 No Third-Party Beneficiaries
11.8 “Knowledge” Defined
11.9 Headings; Interpretation
11.10 Expenses
11.11 Remedies Cumulative
11.12 Governing Law
11.13 Submission to Jurisdiction; Waivers

iii

INDEX OF DEFINED TERMS
Page

Accountant
Accounts Receivable
Action
Agreement
Assets
Balance Sheet
Banc of America
Bear
Bennett Companies
BIC
BICO
BICO Owner
Bridge Commitment Letter
Buyer
Buyer Indemnified Persons
Cause
Closing
Closing Balance Sheet
Closing Date
COBRA
Code
Company
Company Intellectual Property
Company Intellectual Property License
Company Material Adverse Change
Company Material Adverse Effect
Company Persons
Confidentiality Agreement
Covered Employee
Disability
Disclosure Schedule
DOJ0
E&Y
Earnout Agreement
Earnout Amount
Effective Time
Environmental Law
Environmental Permits
Environmental Property
ERISA
Escrow
Escrow Agent
Escrow Agreements
Escrow Deposits
Escrow Funds
Event

i

Financial Statements
Fraud
FTC
GAAP
Good Reason
Government
Hazardous Materials
Heritage
HIPAA
HSR Act
Indebtedness
Indemnified Executives
Indemnified Losses
Indemnified Party
Indemnifying Party
Intellectual Property
Interest Rate
Internal Revenue Service
Knowledge
Law
Licensed Company Intellectual Property
Liens
LLC Agreement
Losses
Material Contracts
Net Equity
Notice of Dispute
off-balance sheet arrangements
Order
Ordinary Course of Business
Parties
Party
PBGC
Pentland Escrow Agreement
Pentland Escrow Deposit
Permitted Liens
Plan
Plans
Post-Closing Obligations
Pre-Closing Periods
Pro Rata Share
Proceeding
Property
Purchase Price
Purchased Securities
Real Property
Registered Company Intellectual Property
Related Funds
Representative
Required Financials
Required Pro Forma Financials
Seller
Seller Claims

ii

Seller Escrow Agreement
Seller Escrow Deposit
Seller Indemnified Persons
Seller Majority
Seller Period
Sellers’ Expense Amount
Senior Management
Social Security Act
Special Third Person Claim
Specified Pre-Closing Covenants
Straddle Period
Subsidiaries
Subsidiary
Tax
Tax Returns
Taxes
Third Person Claim
Units
Update Schedule

iii

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (the “Agreement”) is entered into as of March 14, 2005, by and among Brown Shoe Company, Inc. (“Buyer”); Heritage Fund III, L.P., Heritage Fund IIIA, L.P. and Heritage Investors III, L.L.C. (collectively, “Heritage”), BICO Business Trust (“BICO”), Pentland U.S.A., Inc. (“Pentland”), Donna Siciliano and Michael Smith (collectively, the “Sellers” and each, a “Seller”); Bruce Ginsberg, Hal Parton and Gregg Ribatt (each a “BICO Owner” and collectively, the “BICO Owners”); Bennett Investment Corporation (“BIC”); and Bennett Footwear Holdings, LLC, Bennett Footwear Group LLC, Bennett Footwear Acquisition LLC and Bennett Footwear Retail LLC (the “Bennett Companies”). Heritage Partners Management Company, LLP is also a party to this Agreement as the “Representative” pursuant to Section 1.8 and for no other purpose. Buyer, each of the Sellers, BIC, and each of the Bennett Companies are referred to herein each as a “Party” and together as the “Parties”.

RECITALS

A. Buyer desires to purchase from Sellers, on the following terms and conditions, (a) all of the outstanding Units (as defined in the LLC Agreement (as hereinafter defined)) in Bennett Footwear Holdings, LLC (the “Company”) held by the Sellers, except for the Units held by BIC, and (b) all of the outstanding shares of capital stock of BIC held by Heritage (collectively, the “Purchased Securities”).

B. Sellers desire to sell to Buyer, on the following terms and conditions, the Purchased Securities.

NOW, THEREFORE, in consideration of the recitals and the mutual covenants, representations, warranties, conditions, and agreements hereinafter expressed, the Parties agree as follows:

ARTICLE I.
PURCHASE AND SALE

1.1  The Purchased Securities. Upon the terms and subject to the conditions set forth in this Agreement, at Closing (as hereinafter defined), Sellers shall sell and deliver to Buyer and Buyer shall purchase and accept from Sellers, the Purchased Securities, free and clear of any lien, claim, encumbrance, security interest, charge, pledge, or other restriction (other than any restriction imposed by applicable securities laws) (collectively, “Liens”).

1.2  Consideration. The consideration that Buyer shall pay Sellers for the Purchased Securities and the other rights of Buyer hereunder shall be:

(a)  Two Hundred Five Million Dollars ($205,000,000) in cash (the “Purchase Price”), less any amounts paid by Buyer pursuant to Section 1.5(a) and subject to adjustment as provided in Section 1.6 below; plus

(b)  up to Forty-Two Million Five Hundred Thousand Dollars ($42,500,000) in cash (the “Earnout Amount”), to be earned and paid as set forth in the Earnout Agreement (as defined herein).

1.3  Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Bryan Cave LLP, One Metropolitan Square, St. Louis, Missouri, at 10:00 a.m. local time on April 22, 2005 or, if the conditions set forth in Article IX herein are not then satisfied or waived, at such later date as is two (2) business days after satisfaction or waiver of such conditions, or such other date as is agreed to in writing by the Parties (the “Closing Date”), effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

1.4  Deliveries of Sellers at Closing. At or before the Closing, Sellers shall deliver to Buyer:

(a)  instruments of transfer sufficient to transfer to Buyer all right title and interest in the Purchased Securities;

(b)  opinions of (i) Choate, Hall & Stewart LLP, counsel to the Sellers (other than Pentland), (ii) Seyfarth Shaw LLP, counsel to the Company, and (iii) Mayer Brown Rowe & Maw LLP, counsel to Pentland, addressed to Buyer and dated the Closing Date, in the forms attached as Exhibit A-1, Exhibit A-2 and Exhibit A-3, respectively;

(c)  escrow agreements with respect to (i) the Sellers other than Pentland (the “ Seller Escrow Agreement”) duly executed by the Company and the Representative (as hereinafter defined) and (ii) Pentland (the “Pentland Escrow Agreement” and, together with the Seller Escrow Agreement, the “Escrow Agreements”) duly executed by the Company and Pentland, in substantially the forms attached hereto as Exhibit B-1 and Exhibit B-2, respectively;

(d)  a payoff letter from each holder of indebtedness for borrowed money of the Company or any Subsidiary (as hereinafter defined) indicating the amount required to discharge in full such indebtedness and including wire instructions;

(e)  evidence that the promissory notes to Heritage set forth on Part 4.6 of the disclosure schedule dated as of the date hereof referring to the representations, warranties and covenants contained in this Agreement (the “Disclosure Schedule”) have been contributed to the capital of BIC;

(f)  the written releases by existing lienholders of all Liens, except for Permitted Liens (as hereinafter defined) (other than those described in Items 1, 2 or 3 of Part 3.9(a) of the Disclosure Schedule, which will be released at Closing), relating to the Purchased Securities, BIC, the Company or any of the Subsidiaries or the Assets (as hereinafter defined) of any of BIC, the Company or any of the Subsidiaries;

(g)  non-competition agreements in the form attached hereto as Exhibit C, effective the Closing Date, signed by each of Bruce Ginsberg and Gregg Ribatt;

(h)  the Earnout Agreement (the “Earnout Agreement”) in substantially the form attached hereto as Exhibit D duly executed by the Sellers and the Representative;

(i)  the written resignations, effective the Closing Date, of each director, manager, and officer, as applicable, of BIC, the Company and the Subsidiaries of the Company designated by Buyer;

(j)  the certificates required to be delivered pursuant to Sections 9.3(a) and 9.3(b);

(k)  all consents and approvals relating to the Company and its Subsidiaries required to be obtained from (A) Governments (as defined herein) listed and marked with an asterisk on Part 3.4 of the Disclosure Schedule and (B) third parties under Material Contracts (as defined herein) listed and marked with an asterisk on Part 3.13 of the Disclosure Schedule hereto; and

(l)  an affidavit from each of the Sellers, stating, under penalty of perjury, that the interests of such person in the Company or BIC, as applicable, are not U.S. real property interests as defined in Section 897(c) of the Internal Revenue Code of 1986, as amended (the “Code”).

1.5  Deliveries of Buyer at Closing. At or before the Closing, Buyer shall:

(a)  wire transfer to each holder of indebtedness for borrowed money of the Company or any Subsidiary the amount specified in the applicable payoff letter delivered pursuant to Section 1.4(d);

(b)  wire transfer (i) Twelve Million Eight Hundred Forty Three Thousand One Hundred Thirty-Five Dollars ($12,843,135) (the “Seller Escrow Deposit”) and (ii) Two Million One Hundred Fifty-Six Thousand Eight Hundred Sixty-Five Dollars ($2,156,865) (the “Pentland Escrow Deposit” and, together with the Seller Escrow Deposit, the “Escrow Deposits”) to Mellon Trust of New England, N.A. (the “Escrow Agent”) to be held by the Escrow Agent in accordance with the terms of the Escrow Agreements and Section 1.7;

(c)  wire transfer Seven Million Dollars ($7,000,000) (the “Sellers’ Expense Amount”) to an account designated by the Representative, as agent for the Sellers (other than Pentland), to (i) pay proper and reasonable expenses of the Sellers relating to this Agreement and the agreements and the transactions contemplated hereby including, without limitation, the reasonable fees and expenses of Choate, Hall & Stewart LLP, Seyfarth Shaw LLP, Mayer Brown Rowe & Maw LLP, Ernst & Young LLP (“E&Y”) and Bear, Stearns & Co. Inc. (“Bear”), and (ii) provide for other expenses as contemplated by Section 1.9;

(d)  wire transfer an amount equal to the Purchase Price, less (i) the amount paid by Buyer pursuant to Section 1.5(a), (ii) the Escrow Deposits and (iii) the Sellers’ Expense Amount to the Sellers, to be divided amongst the Sellers as provided on Schedule I;

(e)  deliver to the Sellers the Escrow Agreements duly executed by Buyer;

(f)  deliver to the Sellers an opinion of Bryan Cave LLP, counsel to Buyer, addressed to the Sellers and dated the Closing Date, in the form attached as Exhibit E;

(g)  deliver to the Sellers the certificate required to be delivered pursuant to Section 9.2(a); and

(h)  take all action necessary to cause the issuance of replacement or back-stop letters of credit in respect of all letters of credit listed on Part 1.5(g) of the Disclosure Schedule.

1.6  Post-Closing Adjustments to Purchase Price. The Parties acknowledge that the adjustment provided for in this Section 1.6 shall be determined separately for Pentland, on the one hand, and the Sellers other than Pentland, on the other hand, as follows: (a) 14.3791% of any adjustment based on Net Equity shall be for the benefit of or borne by, as applicable, Pentland, and (b) 85.6209% of any adjustment based on Net Equity shall be for the benefit of or borne by, as applicable, the Sellers other than Pentland. For purposes of this Section 1.6 and the separate determinations provided for in the preceding sentence only, the term “Representative” shall mean (A) Pentland, on behalf of Pentland, and (B) the Representative, on behalf of the Sellers other than Pentland. Buyer agrees to conduct the process of determining the Closing Balance Sheet and Net Equity separately for Pentland and the other Sellers in order to effectuate the purposes of this paragraph. In determining the separate adjustments described above, the amount determined with respect to Pentland shall be calculated without regard for any net cash and liabilities of BIC immediately prior to the Effective Time, and the amount determined with respect to the Sellers other than Pentland shall be calculated taking into account all net cash and liabilities of BIC immediately prior to the Effective Time. The parties acknowledge that due to the separate calculations of the Closing Balance Sheet and Net Equity provided for herein, the determination of Net Equity may differ as between the Sellers (other than Pentland), on the one hand, and Pentland, on the other hand; and, therefore, the actual payments in respect of Net Equity hereunder may be made to or from the Sellers (other than Pentland) and Pentland, respectively, in a ratio other than 85.6209%:14.3791%.

(a)  Within ninety (90) calendar days after the Closing Date, Buyer shall prepare and deliver to the Representative (i) a consolidated balance sheet of the Company and its Subsidiaries combined with BIC as of immediately prior to the Effective Time on the Closing Date, based on a review of the Company, its Subsidiaries and BIC by Buyer, which shall include the results of a physical inventory conducted by Buyer, as of such time and date (the “Closing Balance Sheet”) and (ii) Buyer’s determination of Net Equity (as hereinafter defined). The Representative and its accountants and representatives shall at all reasonable times (and upon reasonable notice) be given full access to (and shall be allowed to make copies of) such books and records as may be reasonably necessary to confirm the preparation of the Closing Balance Sheet, and shall have the right to observe the taking of the physical inventory. The Closing Balance Sheet shall be prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) applied consistently with the Company’s past practices (prior to the preparation of the Required Financial Statements pursuant to Section 6.5, and excluding any requirements under SEC rules and regulations), and Net Equity will be derived from the Closing Balance Sheet. In the event of any conflict between the accounting principles used by the Company and the requirements of GAAP, the Parties agree that the requirements of GAAP shall prevail. The parties acknowledge that deferred tax assets, if any, and deferred tax liabilities, if any, have been excluded from the target numbers set forth in Section 1.6(c) below, and likewise will be excluded from the calculation of Net Equity.

(b)  If the Representative disputes any amounts reflected on the Closing Balance Sheet as delivered by Buyer, or Buyer’s determination of Net Equity based thereon, the Representative shall so notify Buyer in writing (“Notice of Dispute”) not more than 30 days after the date the Representative receives the Closing Balance Sheet, specifying in reasonable detail any points of disagreement. If the Representative fails to deliver a Notice of Dispute within such 30-day period, the Representative shall be deemed to have accepted the Closing Balance Sheet and Buyer’s determination of Net Equity delivered therewith. Upon receipt of the Notice of Dispute, Buyer shall promptly consult with the Representative with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by Buyer and the Representative within 20 business days after Buyer receives the Notice of Dispute, they shall refer the dispute to a certified public accountant and partner at PricewaterhouseCoopers (“Accountant”) as an arbitrator to finally determine, as soon as practicable, and in any event within 30 calendar days after such reference, (i) all points of disagreement with respect to the Closing Balance Sheet and (ii) Net Equity. For purposes of such arbitration, each of Buyer and the Representative shall submit a proposed Closing Balance Sheet and a determination of Net Equity based thereon. The Accountant shall apply the accounting and other principles set forth in this Section 1.6 and shall otherwise conduct the arbitration under such procedures as Buyer and the Representative may agree or, failing such agreement, under the Commercial Arbitration Rules of the American Arbitration Association. The fees, costs and expenses of the arbitration and of the Accountant incurred in connection with the arbitration of the Closing Balance Sheet and final determination of Net Equity will be borne by the party whose positions generally did not prevail in such determination, or if the Accountant determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne 50% by the Sellers and 50% by Buyer; provided, that such fees, costs and expenses shall not include, so long as a Party complies with the procedures of this Section 1.6, the other Party’s outside counsel, accounting or other fees. All determinations by the Accountant shall be final, conclusive and binding with respect to the Closing Balance Sheet and the allocation of arbitration fees and expenses.

(c)  Based on the Closing Balance Sheet and Net Equity determined under Section 1.6(a) or, if necessary, 1.6(b), the Purchase Price shall be increased or decreased, as the case may be, on a dollar for dollar basis by the amount by which the Net Equity reflected on the Closing Balance Sheet is greater or less than:

(i)  $42,588,000 if the Closing occurs on or before April 30, 2005;

(ii)  $42,197,000 if the Closing occurs after April 30, 2005 but on or before May 31, 2005;

(iii)  $41,715,000 if the Closing occurs after May 31, 2005 but on or before June 30, 2005; or

(iv)  $41,665,000 if the Closing occurs after June 30, 2005 but on or before July 31, 2005.

For purposes of this Agreement, the following terms shall have the meanings indicated below:

“Indebtedness” means, with respect to any person at any date, without duplication: (i) all obligations of such person for borrowed money or in respect of loans including, for purposes of this clause (i), amounts owed to 85 Industrial Park II, LLC in respect of deferred build-out costs for the Company’s facility in Dover, New Hampshire, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments or debt securities, (iii) all guaranties of such person in connection with any of the foregoing, (iv) all capital lease obligations, (v) all deferred compensation obligations, including, but not limited to, certain bonus payments to Bruce Ginsberg and Gregg Ribatt payable on May 20, 2005 but specifically excluding the severance arrangements described in Section 8.5 hereof and the employment, severance and retention agreements entered into between Buyer and the individuals listed on Part 1.6(c) of the Disclosure Schedule and (vi) all accrued interest, prepayment premiums or penalties related to any of the foregoing.

“Net Equity” shall mean, as of immediately prior to the Effective Time, without duplication: the consolidated inventory, accounts receivable, prepaid expenses and other assets of the Company and its Subsidiaries combined with BIC classified as current, in each case, net of all applicable valuation reserves (such as reserves relating to inventory markdown and shrinkage, bad debts and customer allowances), less the consolidated accounts payable, accrued expenses, other liabilities of the Company and its Subsidiaries combined with BIC classified as current, and less Indebtedness of the Company and its Subsidiaries combined with BIC. Net Equity shall exclude (A) deferred tax assets, if any, and deferred tax liabilities, if any, (B) all obligations to be paid pursuant to Section 1.5(a) and (C) all costs and expenses to be paid by Sellers or Buyer pursuant to Section 11.10 hereof. In determining Net Equity, no accrual or reserve will be taken for any obligations or arrangements entered into or created in connection with the transactions contemplated hereby including, without limitation, the severance arrangements described in Section 8.5 hereof and the employment, severance and retention agreements entered into between Buyer and the individuals listed on Part 1.6(c) of the Disclosure Schedule.

(d)  In the event the Purchase Price is increased as a result of the calculations described in Section 1.6 above, the amount of such increase will be promptly paid to the Representative in cash plus interest accrued since the Closing Date at the prime lending rate of Bank of America, National Association (the “Interest Rate”). In the event the Purchase Price is decreased as provided above, the Sellers shall promptly pay Buyer an amount equal to the decrease of the Purchase Price, plus interest accrued on such amount at the Interest Rate since the Closing Date.

1.7  Escrow. On the Closing Date, Buyer will deposit into escrow (the “Escrow”) in accordance with the Escrow Agreements the Escrow Deposits in payment of part of the Purchase Price. The Escrow Deposits, together with any income earned thereon (collectively, the “Escrow Funds”), shall be distributed to the Sellers in accordance with the terms of such Escrow Agreements, subject to the right of Buyer to have such Escrow Funds available to it on the terms and conditions set forth herein and in the Escrow Agreements for the satisfaction of any Indemnified Losses (as hereinafter defined) which the Buyer Indemnified Persons (as hereinafter defined) are entitled to under Section 10.1 hereof.

1.8  Appointment of Representative. Each Seller (other than Pentland) hereby appoints Heritage Partners Management Company, LLP, and Heritage Partners Management Company, LLP hereby accepts such appointment, as the “Representative.” The Representative shall, and shall have full power and authority to, act on behalf of the Sellers (other than Pentland) in connection with all matters relating to this Agreement, including, without limitation, to negotiate, execute and deliver all amendments, modifications and waivers to this Agreement or any other agreement, document or instrument contemplated by this Agreement except for those certificates required to be delivered pursuant to Section 9.3(a), provided, however, that if the effect of any such amendment, modification or waiver on the Sellers (other than Heritage) is different in any material and adverse respect from the effect on Heritage, then the prior written consent of a majority-in-interest of such adversely affected Sellers, other than Pentland (determined based upon the number of Units sold, directly or indirectly, by such Sellers to Buyer) shall also be required for such amendment, modification or waiver. The Representative shall also be authorized to take all actions on behalf of the Sellers in connection with any claims under Article X of this Agreement (other than claims against Pentland, or against an individual Seller), to initiate, prosecute, defend and/or settle such claims, and to make or cause to be made payments in respect of any claims brought against the Sellers (other than Pentland) from the Escrow Funds (to the extent provided for in the Escrow Agreements) or from amounts retained by the Representative under this Agreement. The Representative will not receive a fee for serving as the agent of the Sellers (other than Pentland) hereunder. The Representative shall be entitled to engage counsel and other advisors, and the reasonable fees and expenses of such counsel and advisors may be paid from the Escrow Funds (to the extent provided for in the Escrow Agreements) or from amounts retained by it pursuant to this Agreement, provided, however, that unless otherwise specifically provided for in this Agreement, Buyer shall not have any obligation or liability for such fees and expenses, and provided further, that such fees and expenses may not be paid from the portion of the Escrow Funds representing amounts held to secure indemnification obligations of Pentland. The Representative shall not be liable to any Seller for any action taken by it pursuant to this Agreement, and the Sellers (other than Pentland) shall jointly and severally indemnify and hold the Representative harmless from any Losses (as hereinafter defined) arising out of it serving as agent hereunder, except in each case if and to the extent the Representative has engaged in bad faith or willful misconduct. The Parties acknowledge that the Representative is serving in that capacity solely for purposes of administrative convenience, and is not personally liable for any of the obligations of the Sellers hereunder, and Buyer agrees that it will not look to the personal assets of the Representative for the satisfaction of any obligations of the Sellers (or any of them). By giving notice to the Representative in the manner provided by Section 11.1, Buyer shall be deemed to have given notice to all of the Sellers (other than Pentland) and any action taken by the Representative may be considered and relied upon by Buyer to be the action of each Seller (other than Pentland) for whom such action was taken for all purposes of this Agreement. The Representative may resign as agent of the Sellers hereunder upon at least ten (10) days prior written notice to the Sellers. The Sellers (other than Pentland, but including Heritage) who were the beneficial owners of a majority of the Purchased Securities sold to Buyer may remove and replace the Representative upon written notice to the Representative. In the event the Representative resigns or is removed and replaced by such Sellers, such Sellers will promptly notify Buyer in writing of the designation by them of a successor to act as their Representative and the address to which notices hereunder shall be sent. All rights of the Representative to indemnification hereunder shall survive the termination of this Agreement or the resignation or removal of the Representative.

1.9  Retention and Payment of Certain Amounts by Representative. Following payment of the expenses of the Sellers relating to the transactions contemplated hereby including, without limitation, the reasonable fees and expenses of Choate, Hall & Stewart LLP, Seyfarth Shaw LLP, Mayer Brown Rowe & Maw LLP, E&Y and Bear as provided in Section 1.5(c), and in no event later than five days after the Closing, the Representative will, unconditionally and without any right of set off, deliver to Pentland by wire transfer 14.3791% of the remaining balance of the Sellers Expense Amount. The Representative will retain the balance of the Sellers’ Expense Amount as a reserve fund to cover any potential obligations of the Sellers (other than Pentland) under this Agreement (other than under Section 10.1 hereof), and all expenses relating thereto. All such retained amounts will be applied by the Representative, as directed by any two of BICO, Heritage and Pentland (hereinafter, a “Seller Majority”), to pay such expenses or held or disbursed by the Representative, as directed by a Seller Majority, to cover any such potential obligations which may arise in the future in connection with this Agreement. At such time as the Representative determines that no such further payments may be due, the Representative will distribute any remaining amounts initially retained by it hereunder as provided in Section 1.10. The retention by the Representative of a portion of the Closing Purchase Price pursuant to this Section 1.9 shall not be evidence that the Sellers have breached any provision of this Agreement or that the Sellers have any indemnification obligation hereunder.

1.10  Distribution of Remaining Amounts. The Sellers agree, amongst themselves, that (a) all amounts received hereunder by the Representative and not retained or paid to Pentland or third parties pursuant to Section 1.9, or which become eligible for distribution pursuant to the penultimate sentence of Section 1.9 (together with any earnings thereon), will be distributed by the Representative to the Sellers (other than Pentland) in accordance with, and in the order of priority established by, Section 5.2 of the LLC Agreement (disregarding any Units held by Pentland), and (b) for purposes of this Agreement, it is understood that Heritage is selling its shares of capital stock of BIC to Buyer, which represent an indirect interest in the Units of the Company held by Heritage, and Heritage shall be entitled to receive the same share of the consideration hereunder that it would have received if it had transferred such Units directly to Buyer (plus any additional consideration equal to (i) the net cash, if any, in BIC at the Effective Time and reduced by the amount of any liabilities of BIC reflected in the Closing Balance Sheet and taken into account in determining the Purchase Price under Section 1.6 (but only to the extent that such liabilities actually reduce Net Equity) and (ii) amounts received or receivable by BIC as a result of the taking by BIC of the actions described in the final sentence of Subsection 8.4(e)).

ARTICLE II.
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby severally, but not jointly, makes the following representations and warranties, with respect to such Seller only, to Buyer, each of which is true and correct on the date hereof and, if the Closing occurs, as of the Closing Date, and each of which shall survive the Closing as provided in Section 10.3.

2.1  Organization. In the case of a Seller that is not an individual, such Seller is an entity duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation.

2.2  Ownership of Units; Enforceability; Noncontravention.

(a)  Part 2.2(a) of the Disclosure Schedule lists the number and class of Units owned by such Seller as of the date hereof. Except as set forth on Part 2.2(a) of the Disclosure Schedule, such Seller is the sole holder of record and beneficial owner of all the Units attributed to such Seller on Part 2.2(a) of the Disclosure Schedule. Such Seller owns such Units free and clear of any Liens. Except as set forth on Part 2.2(a) of the Disclosure Schedule, such Seller has the exclusive right, power and authority to vote and transfer the Units owned by such Seller. Except as set forth on Part 2.2(a) of the Disclosure Schedule, there are no voting trusts, agreements, commitments, undertakings, understandings, proxies or other restrictions to which such holder is a party which directly or indirectly restrict or limit in any manner, or otherwise relate to, the voting, sale or other disposition of any Units.

(b)  Such Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, and this Agreement constitutes the valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles.

(c)  Except as set forth on Part 2.2(c) of the Disclosure Schedule, such Seller is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by it of this Agreement or (ii) with respect to such Seller, prevent the carrying out of the transactions contemplated hereby. Except as set forth on Part 2.2(c) of the Disclosure Schedule, and except for the consents and approvals required to be obtained in connection with filings required to be made pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), no waiver or consent under any agreement of the type described in the first sentence of this Section 2.2(c) between such Seller and any third person or governmental authority or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree by which such Seller is bound is required for the execution by such Seller of this Agreement, or the consummation by such Seller of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Purchased Securities.

2.3  Amounts Owed to Sellers. Except (a) as set forth on Part 2.3 of the Disclosure Schedule, (b) pursuant to agreements or arrangements disclosed to Buyer in this Agreement or in the Disclosure Schedule, and (c) for payments in the Ordinary Course of Business (as hereinafter defined) relating to the employment of such Seller by BIC, the Company or any Subsidiary, as of the Effective Time none of BIC, the Company, or any Subsidiary is currently obligated to pay such Seller any amount and such Seller has no current claim to a payment of any kind against BIC, the Company, any Subsidiary or any officer, director or manager of BIC, the Company or any Subsidiary.

2.4  Brokers or Finders. Except as set forth in Part 2.4 of the Disclosure Schedule, no finder, broker, agent, or other intermediary, acting on behalf of such Seller, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

2.5  No other Representations and Warranties by Pentland. Except as expressly set forth in this Article II, Pentland makes no representation or warranty, express or implied, directly or indirectly, as to the Company or any Sellers (other than Pentland) and each of Buyer and the Sellers (other than Pentland) agrees and acknowledges that it has not relied upon any such representations or warranties by Pentland, except as set forth in this Article II.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

The Company hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and, if the Closing occurs, as of the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct as of such date), and each of which shall survive the Closing as provided in Section 10.3.

3.1  Organization, Qualification and Power. The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite limited liability company power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged and holds all authorizations, licenses and permits necessary or required therefor. The Company is duly licensed and qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions listed on Part 3.1 of the Disclosure Schedule. The Company is not required to be registered, licensed or qualified to do business in any other jurisdiction.

3.2  Subsidiaries. Except as set forth on Part 3.2 of the Disclosure Schedule, the Company does not, directly or indirectly, own or have the right or the obligation to acquire any capital stock or other equity interest in any other corporation, partnership, joint venture or other entity. The entities indicated on Part 3.2 of the Disclosure Schedule are referred to herein as the “Subsidiaries” and each as a “Subsidiary.” The record owners of all of the issued and outstanding securities of each of the Company’s Subsidiaries is as listed on Part 3.2 of the Disclosure Schedule. There are no outstanding rights or options to acquire securities of any of the Subsidiaries, and none of the Subsidiaries is subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire any of its equity interests. Each Subsidiary is duly formed, validly existing and in good standing under the laws of the jurisdiction of its formation, as set forth on Part 3.2 of the Disclosure Schedule. Each of the Subsidiaries has all requisite power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged and holds all authorizations, licenses and permits necessary or required therefor. Each Subsidiary is duly licensed and qualified to do business as a foreign corporation and is in good standing in the state(s), countries or other jurisdictions listed on Part 3.2 of the Disclosure Schedule. Each Subsidiary is not required to be registered, licensed or qualified to do business in any other jurisdiction. There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue additional equity securities.

3.3  Capitalization and Related Matters. The capitalization of the Company is set forth on Part 3.3 of the Disclosure Schedule. There are no outstanding options, warrants convertible or exchange securities or other rights that would obligate the Company to issue additional limited liability company interests. Except for Buyer’s rights hereunder and as set forth on Part 3.3 of the Disclosure Schedule, there are no outstanding securities of the Company or rights or options to acquire securities of the Company, and the Company is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire the Units. No individual or entity is entitled to the payment of any dividends or other distributions from the Company after the Closing Date on account of such individual or entity’s ownership of Units on or before the Closing Date. Upon the consummation of the transactions contemplated by this Agreement, Buyer will directly or indirectly own 100% of the issued and outstanding limited liability company interests in the Company.

3.4  Non Contravention. Except as set forth on Part 3.4 or Part 3.13 of the Disclosure Schedule and except for the consents and approvals required to be obtained in connection with (x) agreements and arrangements not required to be disclosed on Part 3.13 of the Disclosure Schedule due to the disclosure thresholds set forth in Section 3.12 and (y) filings required to be made pursuant to the HSR Act, neither the Company nor any of its Subsidiaries is a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by it of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby. Except as set forth on Part 3.4 or Part 3.13 of the Disclosure Schedule and except for the consents and approvals required to be obtained in connection with (x) agreements and arrangements not required to be disclosed on Part 3.13 of the Disclosure Schedule due to the disclosure thresholds set forth in Section 3.12 and (y) filings required to be made pursuant to the HSR Act, no waiver or consent of any third person or governmental authority is required for the consummation by the Company and its Subsidiaries of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the Company or any of its Subsidiaries or any of the properties or assets of the Company or any of its Subsidiaries.

3.5  Financial Statements.

(a)  The Company has delivered to Buyer (i) the audited consolidated balance sheets of the Company as of December 31, 2001, 2002 and 2003 and the related audited consolidated statements of income, members’ equity and cash flows for the fiscal years then ended, together with notes and schedules thereto, if any and (ii) the unaudited consolidated balance sheet of the Company as of December 31, 2004 and the related unaudited consolidated statements of income, members’ equity and cash flows for the year then ended, together with notes or schedules thereto, if any ((i) and (ii) together, the “Financial Statements”). For purposes of this Agreement, the unaudited consolidated balance sheet of the Company as of December 31, 2004 shall be considered the “Balance Sheet.” Part 3.5 of the Disclosure Schedule lists, and the Company has delivered to Buyer copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Securities Act of 1933, as amended) effected by the Company and its Subsidiaries. Part 3.5(a) of the Disclosure Schedule lists all non-audit services performed by E&Y for the Company and its Subsidiaries during the past twelve (12) months.

(b)  The Financial Statements, (i) present fairly the financial position, results of operations, and cash flows of the Company and its Subsidiaries at the dates and for the periods indicated, and (ii) have been prepared in accordance with GAAP applied consistently with the Company’s past practices, except, in the case of unaudited financial statements, for the omission of footnotes and subject to normal, year-end adjustments.

3.6  Books and Records. The books of account, minute books, bank accounts, and other corporate records of the Company and its Subsidiaries are true, correct, and complete in all material respects and have been maintained in accordance with good business practices for a private company. True, complete and correct copies of the Company’s Certificate of Formation and limited liability company agreement, as currently in effect, (the “LLC Agreement”) have previously been made available to Buyer.

3.7  No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of a kind that would be required to be disclosed on a balance sheet prepared in accordance with GAAP if known to the Company and without regard to materiality, other than:

(a)  to the extent and for the amount reflected as a liability on the Balance Sheet;

(b)  accounts payable, accrued expenses, and other liabilities or obligations incurred in the Ordinary Course of Business since the date of the Balance Sheet; and

(c)  the liabilities and obligations set forth on Part 3.7(c) of the Disclosure Schedule.

“Ordinary Course of Business” means, with respect to the Company or a Subsidiary, the ordinary course of commercial and business operations customarily engaged in by the Company or a Subsidiary, as applicable, consistent with past practices, and specifically does not include activity (i) involving the purchase or sale of the Company or Subsidiary, as applicable, or of any product line or business unit thereof, (ii) that would be required to be disclosed on Parts 3.19(a) or 3.19(b) of the Disclosure Schedule or (iii) that requires approval by the board of managers or members of the Company or Subsidiary, as applicable.

3.8  Taxes.

(a)  Except as set forth on Part 3.8(a) of the Disclosure Schedule, the Company and each Subsidiary has timely filed with the appropriate Government (as hereinafter defined) entity all tax returns and reports required to be filed, including all returns, reports, estimates, declarations, claims for refund, information returns or statements relating to, or required to be filed in connection with any Taxes (as hereinafter defined), including any schedule or attachment thereto, and including any amendment or supplement thereof (“Tax Returns”). All Tax Returns are true, correct, and complete in all material respects.

(b)  Except as set forth on Part 3.8(a) of the Disclosure Schedule, all Taxes (as hereinafter defined) (whether or not reflected on any Tax Return) due and owing by the Company or any of its Subsidiaries have been timely and fully paid or, if not yet due, accrued as liabilities for purposes of paragraph (c) of this Section 3.8. Part 3.8(b) of the Disclosure Schedule lists all jurisdictions where the Company and each of its Subsidiaries files Tax Returns.

(c)  The unpaid Taxes of the Company and any of its Subsidiaries do not exceed the accruals and reserves for Taxes as reflected on the Closing Balance Sheet as a current liability and that are taken into account in determining the Purchase Price under Section 1.6.

(d)  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any of its Subsidiaries.

(e)  The Company and each of its Subsidiaries has complied with all Laws (as hereinafter defined) relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or any similar provision under state, local, or foreign Law), and has timely and properly withheld from the appropriate party and paid over to the proper Government entity all amounts required to be withheld and paid over under applicable Law, including any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(f)  Except for Section 5.1(a) of the LLC Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(g)  Neither the Company nor any of its Subsidiaries (i) has ever been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or (ii) has any liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h)  There are no Government audits, examinations or investigations or administrative or judicial proceedings being conducted with respect to the Company or any of its Subsidiaries related to Taxes. Neither the Company nor any of its Subsidiaries has received for any open period from any Government Tax authority (including jurisdictions where the Company and its Subsidiaries have not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against the Company or any of its Subsidiaries.

(i)  There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns nor has the Company or any of its Subsidiaries agreed to an extension of time with respect to a Tax assessment or deficiency.

(j)  None of the assets of the Company or any of its Subsidiaries is a United States real property interest within the meaning of Section 897 of the Code.

(k)  True, correct and complete copies of all Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to with respect to the Company or any of its Subsidiaries with the Internal Revenue Service or any taxing authority for any open period have been made available to Buyer. To the extent required by law, the Company and its Subsidiaries have retained all records or other information (including any tax work papers) used in the preparation of any Tax Returns, audits or other examinations relating to liability for Taxes (including the preparation of Tax Returns for Taxable periods or portions thereof ending on or before the Closing Date).

(l)  All elections with respect to Taxes affecting the Company or any of its Subsidiaries as of the date hereof that are not reflected on any Tax Return are set forth in Part 3.8(l) of the Disclosure Schedule. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes of the Company or any of its Subsidiaries or affecting the Company or any of its Subsidiaries shall be made after the date of this Agreement without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

(m)  Part 3.8(m) of the Disclosure Schedule lists all material Tax holidays, abatements, incentives and similar grants made or awarded to the Company or any of its Subsidiaries by any Government.

(n)  Set forth on Part 3.8(n) of the Disclosure Schedule is a tax balance sheet for each of the Company and its Subsidiaries as of December 31, 2003. Such Part is true, correct and complete in all material respects.

(o)  Neither the Company nor any Subsidiary is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in a payment that would not be fully deductible as a result of Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

(p)  Neither the Company nor any of its Subsidiaries has made any payment to any person or to any entity described in Section 162(c) of the Code or any similar provision under foreign Law. Neither the Internal Revenue Service nor, to the Company’s knowledge, any other Government entity has initiated or threatened any investigation of any payments made by the Company or any of its Subsidiaries alleged to have been of the type covered by this Section 3.8(p).

(q)  None of the assets of the Company or any of its Subsidiaries is property that the Company or its Subsidiary, as applicable, is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(r)  None of the assets of the Company or any of its Subsidiaries directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. Neither the Company nor any of its Subsidiaries is the borrower or the guarantor of any outstanding industrial revenue bonds, and neither the Company nor any of its Subsidiaries is a tenant, principal user or related person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds.

(s)  None of the assets of the Company or any of its Subsidiaries is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(t)  An election under Section 754 of the Code is in effect with respect to the Company and its Subsidiaries

(u)  Neither the Company nor any of its Subsidiaries has agreed to, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, other than a change required on account of the transactions contemplated by this Agreement, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. Neither the Company nor any of its Subsidiaries has had any pending private letter ruling request with the Internal Revenue Service.

(v)  None of the representations in Section 3.8 shall apply with respect to transactions entered into by the Company or any of its Subsidiaries (or any election made with respect to the Company or any of its Subsidiaries) after the Closing Date or on account of any transactions entered into or election made by Buyer or its affiliates after the Closing Date.

(w)  As used in this Agreement, “Taxes” means all taxes, charges, fees, levies, or other like assessments, including without limitation income, gross receipts, ad valorem, value added, premium, excise, real property, personal property, windfall profit, sales, use, transfer, license, withholding, employment, payroll, social security (or similar), unemployment, disability, franchise, severance, stamp, occupation, environmental (including taxes under Section 59A of the Code), capital stock, profits, registration, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (but specifically does not mean customs, duties or similar obligations), imposed by: the United States or any other nation, state, or bilateral or multilateral governmental authority, any local governmental unit or subdivision thereof, or any branch, agency, or judicial body thereof (“Government”); and shall include any interest, fines, penalties, assessments, or additions to tax resulting from, attributable to, or incurred in connection with any such Taxes, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person. Any one of the foregoing shall be referred to sometimes as a “Tax.”

3.9  Assets and Real Property.

(a)  Except as set forth on Part 3.9(a) of the Disclosure Schedule,

(i)  the Company and its Subsidiaries are the sole owners of all right, title, and interest in and to all assets reflected as being owned by the Company and its Subsidiaries on the Balance Sheet and all other assets and property, real and personal, tangible and intangible (it being understood that any representation with respect to the Company’s or any Subsidiary’s title to, or valid leasehold or license interest in, any Intellectual Property is being made only in Section 3.14), owned by the Company and its Subsidiaries (collectively, the “Assets”), and together with all real and tangible personal property leased by the Company or any of its Subsidiaries, “Property”);

(ii)  there exists no Order (as hereinafter defined), or agreement or arrangement between the Company or any Subsidiary and any third party or any provision in the governing documents of the Company or any Subsidiary, that imposes any restriction on the use or transfer of the Property except for such restrictions set forth in the lease governing any leased property;

(iii)  no Property is in the possession of others and neither the Company nor any of its Subsidiaries hold any Property on consignment;

(iv)  the Company and its Subsidiaries have good and marketable title to, or a valid leasehold interest in, all of the Property, free and clear of all Liens, except for Permitted Liens.

As used herein, “Permitted Liens” means (a) such easements, rights of way, encumbrances or restrictions on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations, do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary and which do not materially impair the current use of any such real property, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s and other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or the validity or amount thereof are being contested in good faith by appropriate proceedings for which the Company or such Subsidiary has set aside on its books appropriate reserves with respect thereto in accordance with GAAP (which reserve is accrued as a current liability on the Closing Balance Sheet and is taken into account in determining the Purchase Price under Section 1.6(c)), and, provided further, that such contest effectively suspends collection of the contested obligation and the aggregate amount of such Liens as are being contested does not exceed $50,000, (c) Liens for taxes not yet due and payable, or being contested and taken into account in the manner described in clause (b) above, (d) landlords’ and lessors’ Liens arising by operation of law in respect of rent not in default, (e) purchase money Liens incurred in the ordinary course of business in connection with the financing of fixed or capital assets, including obligations in respect of capital leases, provided that the aggregate amount of indebtedness secured thereby shall not exceed $1,000,000 and such Liens do not apply to any other property or assets of the Company or any Subsidiary, and (f) the Liens listed on Part 3.9(a) of the Disclosure Schedule.

(b)  All of the material tangible Property has been maintained in accordance with normal industry practice, is in adequate operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it is presently used.

(c)  Neither the Company nor any of its Subsidiaries owns any real property. Except as set forth on Part 3.9(c) of the Disclosure Schedule: (a) to the Company’s knowledge, there is no pending or threatened condemnation proceeding, administrative action or judicial proceeding of any type relating to that portion of any real property currently leased or otherwise occupied by the Company or any of its Subsidiaries (the “Real Property”); (b) to the Company’s knowledge, the Real Property does not serve any adjoining property for any purpose inconsistent with the use of the Real Property by the Company or any of its Subsidiaries, and the Real Property is not located within any flood plain or subject to any similar type of restriction for which any permits or licenses necessary to the use thereof have not been obtained; (c) to the Company’s knowledge, there are no leases, subleases, licenses, easements, concessions or other agreements, written or oral, granting to any person or entity the right to use or occupy any portion of the Real Property that are not listed on Part 3.9(c) of the Disclosure Schedule; (d) no person or entity (other than the Company or any of its Subsidiaries) is in possession of any of the Real Property; (e) to the Company’s knowledge, neither the current use of the Real Property nor the operation of the Company or any of its Subsidiaries violates any instrument of record or agreement affecting the Real Property or any applicable legal requirements; (f) to the Company’s knowledge, all water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and other utilities and systems serving the Real Property are sufficient to enable the continued operation of the Real Property as currently operated; (g) all certificates of occupancy, permits, licenses, approvals and other authorizations required to be obtained by the Company or any Subsidiary in connection with the past and present operation of the Company or any of its Subsidiaries on the Real Property have been lawfully issued to the Company or any of its Subsidiaries and are, as of the date hereof, and will be following the consummation of the transactions contemplated hereby, in full force and effect, and, to the Company’s knowledge, the Company and its Subsidiaries and such Real Property are in compliance in all material respects with all applicable zoning ordinances, regulations and permits; and (h) all Real Property has adequate access to public roads and utilities to enable the continued operation of the Real Property as currently operated.

3.10  Necessary Property and Transfer of Assets. The Property constitutes all assets and property (other than with respect to Intellectual Property, and other than public property and property owned by others and which is predominantly used by others) now used by the Company and its Subsidiaries in the conduct of the business of the Company and its Subsidiaries. To the Company’s knowledge, there exists no condition, restriction or reservation affecting the title to or utility of the Property that would, assuming the receipt of all consents and approvals relating to the Company required to be obtained from Governments and from third parties, prevent the Company or any of its Subsidiaries from enforcing their respective rights with respect to the Property after the Effective Time to the same full extent that it might continue to do so if the sale and transfer contemplated hereby did not take place.

3.11  Accounts Receivable. Set forth on Part 3.11 of the Disclosure Schedule are a list of all the accounts receivable of the Company and its Subsidiaries and an aging schedule relating thereto, each as of February 28, 2005. Such accounts receivable and any accounts receivable arising between such date and the Closing Date (collectively, the “Accounts Receivable”) are valid and subsisting (unless collected or otherwise disposed of in the Ordinary Course of Business prior to the Closing Date), and all such Accounts Receivable arose in the Ordinary Course of Business of the Company and its Subsidiaries. No Account Receivable is subject to any counterclaim, set-off or defense, other than charge-backs, allowances, credits and the like made in the Ordinary Course of Business. No agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any Account Receivable, other than charge-backs, allowances, credits and the like made in the Ordinary Course of Business.

3.12  Contracts and Commitments. Except as set forth on Part 3.12 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to or otherwise obligated under any of the following, whether written or oral:

(a)  Any single contract or purchase order, or any series of contracts or purchase orders with the same or affiliated vendor(s), providing for an expenditure by the Company or any of its Subsidiaries in excess of $100,000.

(b)  Any contract providing for an expenditure by the Company or any of its Subsidiaries for the purchase of any real property.

(c)  Any contract, bid or offer to sell products or to provide services to third parties which (i) the Company or any of its Subsidiaries knows or has reason to believe is at a price which would result in a net loss to the Company or the Subsidiaries which are party thereto on the sale of such products or provision of such services or (ii) contains terms or conditions that the Company or the Subsidiaries which are party thereto cannot reasonably expect to satisfy or fulfill in whole or in part.

(d)  Any contract pursuant to which the Company or any of its Subsidiaries is the lessee or sublessee of, or holds or operates, any personal property owned or leased by any other person or entity (other than contracts entered in the Ordinary Course of Business with annual lease payments no greater than $100,000).

(e)  Any contract pursuant to which the Company or any of its Subsidiaries is the lessor, sublessor or lessee of, or permits any third party to operate, any real or personal property owned or leased by a Seller or an affiliate thereof.

(f)  Any revocable or irrevocable power of attorney granted to any person, firm or corporation for any purpose whatsoever.

(g)  Any loan agreement, indenture, promissory note, conditional sales agreement, mortgage, security agreement, letter of credit arrangement, guarantee, endorsement, assumption, indemnity, surety, foreign exchange contract, accommodation or other similar type of agreement.

(h)  Any arrangement or other agreement which involves (i) a sharing of profits, (ii) future payments of $100,000 or more per annum to another person, or (iii) any joint venture, partnership or similar contract or arrangement.

(i)  Any buying or sales agency, sales representation, distributorship or franchise agreement.

(j)  Any contract providing for the payment of any cash or other benefits upon the sale or change of control of the Company or any of its Subsidiaries or a substantial portion of the assets of the Company or any of its Subsidiaries in an amount or with a value in excess of $20,000.

(k)  Any contract prohibiting the Company or any of its Subsidiaries, or the employees of the Company or any of its Subsidiaries, from freely engaging in any business anywhere in the world, or prohibiting the disclosure of trade secrets or other confidential or proprietary information by the Company or any of its Subsidiaries (other than confidentiality agreements entered into with prospective acquirers of the Company and its Subsidiaries prior to October 28, 2004, which will be provided to Buyer on the Closing Date).

(l)  Any contract or commitment not made in the Ordinary Course of Business with respect to which the Company has any stated liability or obligation involving more than $100,000.

(m)  Any contract pursuant to which the Company or any of its Subsidiaries has acquired or disposed of or has agreed to acquire or dispose of any securities or any business, product line or the like.

3.13  Validity of Contracts. Each written or oral contract, agreement, commitment, license, lease, indenture, or evidence of indebtedness required to be listed on Part 3.12 of the Disclosure Schedule (collectively, the “Material Contracts”) is a valid, binding and enforceable obligation of the Company, its Subsidiaries which are parties thereto and, to the Company’s knowledge, the other parties thereto in accordance with its terms subject, however, to applicable bankruptcy, insolvency and other laws affecting the rights and remedies of creditors and to general equitable principles. Neither the Company, any of its Subsidiaries which are parties thereto nor, to the Company’s knowledge, any other party to a Material Contract is in default under or in violation of such Material Contract, and no such other party to any Material Contract has notified the Company that it intends to declare a default under or breach of such Material Contract. No event has occurred which, with the passage of time or the giving of notice, or both, would constitute, and, except as set forth on Part 3.13 of the Disclosure Schedule, neither the execution of this Agreement nor the Closing hereunder do or will constitute or result in, a default under or a violation of any Material Contract by the Company or its Subsidiaries which are parties thereto or, to the Company’s knowledge, any other party to such Material Contract or would cause the acceleration of any obligation of any party thereto or the creation of a Lien upon any Property or the Purchased Securities, or, except as set forth on Part 3.13 of the Disclosure Schedule, would require any consent thereunder. The Sellers have delivered to Buyer a true, complete and accurate copy of each written Material Contract required to be disclosed on Part 3.12 of the Disclosure Schedule and an accurate description of each oral Material Contract required to be disclosed on Part 3.12 of the Disclosure Schedule, and none of such Material Contracts has been modified or amended in any respect, except as reflected in such disclosure to Buyer.

3.14  Intellectual Property.

(a)  For purposes of this Agreement, “Intellectual Property” shall mean: (i) patents, patent applications, including any and all provisional, divisional, continuing, continuation, continuation-in-part, reissue, reexamination, and foreign counterpart applications, renewals, extensions and the like; (ii) trademarks, service marks, trade dress, trade names, corporate names, domain names, logos any and all goodwill associated therewith, any and all applications and registrations therefor, and any and all renewals and extensions thereof; (iii) tangible works of authorship, copyrights, copyrighted works, mask works, and any renewal rights, applications and registrations therefor; (iv) computer software, programs, firmware and the like (including both source and object code form); (v) each and every invention, conception, discovery, improvement, design, process, method, formula, apparatus, schematic, item of technology, data manufacturing process, trade secret and know-how; (vi) all license and other rights in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including, without limitation, the types of intellectual property and tangible and intangible proprietary information described above and (vii) all rights to any and all income, royalties, damages and payments now or hereafter due and/or payable under or with respect to any of the foregoing including, without limitation, the right to sue and the damages and payments for past, present and future infringement, misappropriation and/or dilution of any of the foregoing. “Company Intellectual Property” shall mean all Intellectual Property that is currently used, owned or licensed by the Company or any of its Subsidiaries, or that has been used or licensed by the Company or any of its Subsidiaries, in connection with its business or operations, and all goodwill associated therewith, but only to the extent that such Intellectual Property is owned or used by the Company and its Subsidiaries. Notwithstanding anything to the contrary contained in this Section 3.14, the Company makes no representation or warranty with respect to any Company Intellectual Property, or any jurisdiction or country of origin, not marked with an asterisk on Part 3.14 of the Disclosure Schedule.

(b)  Part 3.14(b) of the Disclosure Schedule contains a true, complete and accurate list of each of the following items of Company Intellectual Property that, as of the date hereof, are registered in the name of the Company or any of its Subsidiaries or for which an application in the name of the Company or any of its Subsidiaries is currently pending: patents, patent applications, trademarks, service marks, trade dress, trade names, corporate names, copyrights, and domain names (“Registered Company Intellectual Property”), and enumerates for each such item, as applicable, the patent number, application number, registration number, filing date, date of issuance, registration or grant, applicant, title, classification of goods or services covered (for trademarks and service marks), mark or name, owner, country of origin and subject matter. Except as set forth on Part 3.14(b) of the Disclosure Schedule, all Registered Company Intellectual Property is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use) and no Registered Company Intellectual Property is subject to any unpaid maintenance fees or taxes or actions due within 120 days after the date hereof. There are no proceedings or actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world) related to any such Registered Company Intellectual Property other than those set forth in Part 3.14(b) of the Disclosure Schedule.

(c)  Part 3.14(c) of the Disclosure Schedule identifies each agreement (each a “Company Intellectual Property License”) pursuant to which rights to any item of Company Intellectual Property that is owned by a person or entity other than the Company or any of its Subsidiaries is licensed to the Company or any of its Subsidiaries (excluding off-the-shelf software programs licensed by the Company or any of its Subsidiaries pursuant to “shrink wrap”, “click wrap” or similar licenses and all software licensed by the Company or any of its Subsidiaries pursuant to open source licenses, including without limitation the GNU general public license or limited general public license) (“Licensed Company Intellectual Property”). Part 3.14(c) of the Disclosure Schedule accurately identifies, for each such agreement, the licensor, licensee, license date and the Company Intellectual Property covered by such agreement. In accordance with the terms and conditions, and subject to the limitations, of the applicable Company Intellectual Property License, the Company and its Subsidiaries have the right to exploit and use all or any part of the Licensed Company Intellectual Property. No Company Intellectual Property owned by the Company or any of its Subsidiaries is required under the terms of a Company Intellectual Property License to be licensed at no charge to any third party and neither the Company nor any of its Subsidiaries is required under the terms of any Company Intellectual Property License to provide or to offer to any third party a machine-readable copy of the source code for any Company Intellectual Property owned by the Company or any of its Subsidiaries.

(d)  Except with respect to Licensed Company Intellectual Property and any off-the-shelf software programs licensed by the Company or any of its Subsidiaries pursuant to “shrink wrap”, “click wrap” or similar licenses, or as set forth on Part 3.14(d) of the Disclosure Schedule, the Company and its Subsidiaries (i) have good, valid and legal title to, and are the sole and exclusive owners of all right, title and interest in and to, the Registered Company Intellectual Property; (ii) to the Company’s knowledge, have the right to exploit and use all or any part of the Company Intellectual Property; (iii) have the right to transfer, convey, assign and license any of the Company Intellectual Property, and (iv) except as set forth on Part 3.14(d) of the Disclosure Schedule, such Company Intellectual Property is free and clear of all liens, security interests, encumbrances and the like. Except as set forth in Part 3.14(d) of the Disclosure Schedule, the Company or one if its Subsidiaries is recorded as the owner and/or assignee of all items of Registered Company Intellectual Property.

(e)  Except with respect to Licensed Company Intellectual Property and any off-the-shelf software programs licensed by the Company or any of its Subsidiaries pursuant to “shrink wrap”, “click wrap” or similar licenses, and except as set forth in Part 3.14(e) of the Disclosure Schedule, (i) there are no royalty or other obligations, covenants or restrictions of any kind or nature from third parties or Orders affecting either the use, disclosure, enforcement, transfer or licensing of the Company Intellectual Property; (ii) to the Company’s knowledge, each item of Company Intellectual Property is valid and enforceable and encompasses all proprietary rights reasonably necessary for or used in the conduct of the business of the Company and its Subsidiaries as presently conducted by the Company and its Subsidiaries; (iii) to the Company’s knowledge, no entity other than the Company or its Subsidiaries possesses any current or contingent rights to any of the Company Intellectual Property (including, without limitation, through any escrow account), except with respect to Company Intellectual Property used pursuant to a Company Intellectual Property License; (iv) the Company and its Subsidiaries have secured from all persons who have created or otherwise have any rights in or to, any item of Registered Company Intellectual Property, valid enforceable written assignments of, or licenses to, any such Registered Company Intellectual Property; (v) neither the Company nor any of its Subsidiaries has transferred, and the Company is not obligated to transfer, to any third party any Company Intellectual Property; (vi) there is no action, suit, arbitration or other proceeding pending or threatened, which involves any Company Intellectual Property; and (vii) except with respect to Licensed Company Intellectual Property, neither the Company nor any of its Subsidiaries is subject to any Order and is not party to any Material Contract which restricts or impairs the use of any Company Intellectual Property.

(f)  Neither the Company nor any of its Subsidiaries is in breach of any Company Intellectual Property License.

(g)  Except as set forth on Part 3.14(g) of the Disclosure Schedule, to the Company’s knowledge, there is not and has not been any infringement, misappropriation or other violation of any Intellectual Property of a third party by the Company or any of its Subsidiaries, and there are no facts raising a likelihood of any such violation.

(h)  Except as set forth in Part 3.14(h) of the Disclosure Schedule, there is not and has not been any infringement, misappropriation or other violation of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries of which the Company is aware. Except as set forth in Part 3.14(h) of the Disclosure Schedule, there has been no claim made by the Company or any of its Subsidiaries of any infringement, misappropriation or other violation of any of the Company Intellectual Property owned by the Company or any of its Subsidiaries.

(i)  Except as set forth in Part 3.14(i) of the Disclosure Schedule, the Company Intellectual Property owned by the Company and its Subsidiaries and the products or services of the Company and its Subsidiaries have not been the subject of a claim of infringement, interference or unfair competition or other claim. Except as set forth in Part 3.14(d) of the Disclosure Schedule, there has been no claim made against the Company or any of its Subsidiaries asserting the invalidity, misuse or unenforceability of any of the Company Intellectual Property or challenging the right of the Company or any of its Subsidiaries to use, transfer, or ownership of, any of the Company Intellectual Property.

(j)  Subject to the Company obtaining the applicable consents, approvals and authorizations set forth on Part 3.13 of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not impair or extinguish any of the Company Intellectual Property or subject use of the Company Intellectual Property, including Licensed Company Intellectual Property, by the Company or any of its Subsidiaries to restrictions or limitations other than those to which the use thereof by the Company or any of its Subsidiaries would be subject if the transactions contemplated hereby did not occur.

3.15  Litigation. Except as set forth on Part 3.15 of the Disclosure Schedule, (a) there is no, and since January 1, 2002 there has not been any, suit, litigation, proceeding (administrative, judicial, or in arbitration, mediation or alternative dispute resolution), Government or grand jury investigation, or other action (any of the foregoing, “Action”) pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries or involving the business or products of the Company and its Subsidiaries, any of the Property of the Company or any of its Subsidiaries, or, in connection with the business of the Company and its Subsidiaries, any of its members, managers, officers, agents, or other personnel, including without limitation any Action challenging, enjoining, or preventing this Agreement or the consummation of the transactions contemplated hereby and (b) neither the Company nor any of its Subsidiaries is or has been subject to any judgment, order, writ, injunction, or decree of any court or other Government entity (“Order”) other than Orders of general applicability.

3.16  Insurance.

(a)  Set forth on Part 3.16(a) of the Disclosure Schedule is a list of all insurance policies and bonds currently in force covering or relating to the properties, operations or personnel of the Company and its Subsidiaries and, with respect to insurance policies covering product liability and similar occurrence based risks, such Part clearly indicates which of such policies are claims made and which of such policies are occurrence based. All of such insurance policies are in full force and effect (with respect to the applicable coverage periods), and neither the Company nor any of its Subsidiaries is in default with respect to any of its material obligations under any of such insurance policies.

(b)  The Company and its Subsidiaries maintain insurance as required by law or under any agreement to which the Company or any of its Subsidiaries is a party, including, without limitation, unemployment and workers’ compensation coverage.

3.17  Absence of Certain Changes. Since the date of the Balance Sheet, except as set forth on Part 3.17 of the Disclosure Schedule, there has not been:

(a)  Any material adverse change in the business, condition (financial or otherwise) or operations of the Company and its Subsidiaries (excluding any such changes arising out of general economic conditions or conditions affecting generally the industry in which the Company and its Subsidiaries operate), or the condition of the Property, and to the Company’s knowledge, no such change will arise from the consummation of the transactions contemplated hereby;

(b)  Any increase in compensation or other remuneration payable to or for the benefit of or committed to be paid to or for the benefit of any member, manager, officer or employee of the Company or any of its Subsidiaries, or in any benefits granted under any Plan with or for the benefit of any such member, manager, officer or employee (other than increases in wages, salaries, bonuses or employee benefits required under existing Material Contracts listed on Part 3.13 of the Disclosure Schedule or otherwise not unusual in timing, character or amount made in the Ordinary Course of Business to employees);

(c)  Any material transaction entered into or carried out by the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(d)  Any termination of any Material Contract or any modification of any material term thereof, or any termination or modification of any material Government license, permit or other authorization other than in the Ordinary Course of Business;

(e)  Any abandonment or lapse of any material Company Intellectual Property;

(f)  Any acquisition of or investment in (by merger, exchange, consolidation, purchase or otherwise) any corporation or partnership or interest in any business organization or entity;

(g)  Any acquisition of any assets (whether through capital spending or otherwise) outside of the Ordinary Course of Business which are material, individually or in the aggregate, to the Company and its Subsidiaries, taken as a whole;

(h)  Any waiver by the Company or any Subsidiary of any material claims or rights;

(i)  Any disclosure of any confidential or proprietary information to any person or entity not in the Ordinary Course of Business, other than to Buyer and Buyer’s representatives, agents, attorneys and accountants, to other prospective acquirers of the Company and its Subsidiaries prior to October 28, 2004, and to the Company’s advisors, provided that any such disclosure (A) in the Ordinary Course of Business was made in accordance with commercially reasonable practices and (B) to prospective acquirers was made pursuant to reasonable arrangements to protect the confidentiality of such information;

(j)  Any material change in the conduct of the business of the Company and its Subsidiaries, or any material change in its methods of purchase, sale, lease, management, marketing, promotion or operation, or any unusual delay or postponement of the payment of accounts payable or other liabilities;

(k)  Any change in any method of accounting or accounting policies of the Company or any of its Subsidiaries, other than those required by GAAP, or any write-down in the accounts receivable or inventories of the Company or any of its Subsidiaries other than in the Ordinary Course of Business;

(l)  Any action taken that will or may reasonably be expected to cause or constitute a breach of any provision of this Agreement;

(m)  Any making or changing of material Tax elections; or

(n)  Any binding commitment or agreement by the Company or any of its Subsidiaries to do any of the foregoing items (b) through (m).

3.18  No Breach of Law or Governing Document; Licenses and Permits.

(a)  Except as set forth on Part 3.18(a) of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is or has been in default under or in breach or violation of any material statute, law, treaty, convention, ordinance, decree, order, injunction, rule, directive, or regulation of any Government applicable to it (“Law”) or the material provisions of any Government permit, franchise, or license, or any material provision of its constituent documents. Neither the Company nor any of its Subsidiaries has ever received any notice alleging such default, breach or violation. Neither the execution of this Agreement nor the Closing do or will constitute or result in any such default, breach or violation.

(b)  The Company and its Subsidiaries hold all material licenses and permits required to conduct the business as presently conducted by the Company and its Subsidiaries, and each such license or permit is valid, in full force and effect, and listed on Part 3.18(b) of the Disclosure Schedule. Neither the execution of this Agreement nor the Closing do or will constitute or result in a default under or violation of any such permit or license.

3.19  Transactions with Related Persons; Outside Interests.

(a)  To the Company’s knowledge, no member, manager, officer or affiliate of the Company or any of its Subsidiaries or any individual related by blood, marriage or adoption to any such individual or any entity in which any such individual or entity owns any beneficial interest (collectively, the “Company Persons”), is a party to any agreement, contract, commitment or other form of transaction or arrangement with the Company or any of its Subsidiaries, written or oral, or has any interest in any of the Property, except as specifically disclosed on Part 3.19(a) of the Disclosure Schedule.

(b)  To the Company’s knowledge, other than Pentland, no member, manager, officer or affiliate of the Company or any of its Subsidiaries has any direct or indirect financial interest in any competitor with or supplier or customer of the Company or any of its Subsidiaries; provided, however, that for this purpose ownership of corporate securities having no more than 5% of the outstanding voting power of any competitor, supplier or customer, which securities are listed on any national securities exchange or authorized for quotation on the Nasdaq National Market, shall not be deemed to be such a financial interest, provided that such person has no other connection or relationship with such competitor, supplier or customer, except as specifically disclosed on Part 3.19(b) of the Disclosure Schedule.

3.20  Bank Accounts. Set forth on Part 3.20 of the Disclosure Schedule is a list of the locations and numbers of all bank accounts, investment accounts and safe deposit boxes maintained by the Company or any of its Subsidiaries, together with the names of all persons who are authorized signatories or have access thereto or control thereunder.

3.21  Environmental Matters.

(a)  Except as set forth on Part 3.21 of the Disclosure Schedule, the use, ownership and operation of (i) all property currently owned, leased or operated by the Company or any of its Subsidiaries and (ii) all property previously owned, leased or operated by the Company or any of its Subsidiaries (clauses (i) and (ii) collectively, the “Environmental Property”), all current and previous conditions on and uses of the Environmental Property, and all current and previous ownership and operations of the Environmental Property by the Company and its Subsidiaries (including without limitation transportation, arrangements for disposal, treatment, storage and disposal of Hazardous Materials (as hereinafter defined) by or for the Company or any of its Subsidiaries) comply and have at all times complied, and do not cause, have not caused and will not cause liability to be incurred by the Company or any of its Subsidiaries under any current or past Law relating to the protection of health, welfare or the environment, including without limitation: the Clean Air Act, the Federal Water Pollution Control Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act (including without limitation liability for response actions, response costs, contribution and natural resource damages), the Toxic Substance Control Act, the Emergency Planning and Community Right to Know Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990, all as amended, their implementing regulations, and any comparable local, state or foreign law, regulation or ordinance, and the common law relating to Hazardous Materials, including the law of nuisance, negligence, trespass, contribution, and strict liability (collectively, “Environmental Law”). Neither the Company nor any of its Subsidiaries is in violation of or has violated any Environmental Law or has engaged in acts or omissions that would give rise to liability under any Environmental Law. The Company and each of its Subsidiaries has properly obtained and is in material compliance with all necessary environmental permits, orders, decrees, agreements, authorizations, registrations, approvals, and licenses (“Environmental Permits”), and has properly made all filings with and notifications and submissions to any Government or other authority required by any Environmental Law. No deficiencies have been asserted by any such Government or authority with respect to such items.

(b)  Except as set forth on Part 3.21 of the Disclosure Schedule, there has been no spill, discharge, leak, leaching, emission, migration, injection, disposal, escape, dumping, exacerbation or release by or resulting from any acts or omissions by the Company or any Subsidiary of any kind at, on, about, beneath, above, into or from the Environmental Property or into the environment surrounding the Environmental Property of any (i) pollutants or contaminants, (ii) hazardous, toxic, infectious or radioactive substances, chemicals, products, materials or wastes (including without limitation those defined as hazardous wastes, hazardous substances or hazardous materials under any Environmental Law), (iii) petroleum including crude oil or any derivative or fraction thereof, (iv) asbestos, including asbestos fibers or (v) solid wastes ((i)-(v), collectively, “Hazardous Materials”) in concentrations or quantities that would violate or give rise to liability under any Environmental Law or that has not been fully abated such that no further action is required in compliance with Environmental Law.

(c)  Except as set forth on Part 3.21 of the Disclosure Schedule, during the operation, use, ownership or occupancy by the Company or any Subsidiary of the Environmental Property, except in compliance with and so as not to give rise to any liability under any Environmental Law, there are and have been no (i) Hazardous Materials stored, disposed of, generated, manufactured, refined, transported, produced, or treated at, on, about, beneath, above, or from the Environmental Property; (ii) ceramic or asbestos fibers or materials or polychlorinated biphenyls at, on, about or beneath the Environmental Property, (iii) underground storage tanks on or beneath the Environmental Property or (iv) vapor degreasers at, on or about the Environmental Property.

(d)  The Company has made available to Buyer, prior to the execution and delivery of this Agreement, complete copies of any and all (i) documents in its possession received by the Company or any of its Subsidiaries from, or submitted by the Company or any of its Subsidiaries to, the Environmental Protection Agency and/or any state, county or municipal environmental or health agency concerning the environmental condition of the Environmental Property, the effect of the operations of the Company and/or its Subsidiaries on the environmental condition of the Environmental Property, and/or the presence or release of any Hazardous Materials at, on, about, beneath, above, into or from the Environmental Property and (ii) reviews, audits, reports, assessments, data or other analyses in its possession concerning the Environmental Property. The Company makes no representation or warranty with respect to the accuracy or completeness of documents prepared by outside consultants and made available to Buyer. The Company has not destroyed or removed any such documents from its files within the past eighteen (18) months.

(e)  Except as set forth on Part 3.21 of the Disclosure Schedule, since January 1, 2002 there has not been pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries in connection with the Environmental Property, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, request, information request, judgment, order, lien, proceeding, hearing, study, inquiry or investigation based on, related to or arising from any Environmental Permits, any Environmental Law, or the presence or release of any Hazardous Materials at, on, about, beneath, above, into or from the Environmental Property.

(f)  Except as set forth on Part 3.21 of the Disclosure Schedule, the Company has no knowledge of any actions or omissions by the Company or any of its Subsidiaries or conditions that would: (i) interfere with or prevent continued compliance by the Company and its Subsidiaries with any Environmental Permits or any renewal or transfer thereof, or of any Environmental Law or (ii) make more stringent any restriction, limitation, requirement or condition under any Environmental Law or any Environmental Permits in connection with the operations of the Company and its Subsidiaries on the Environmental Property.

(g)  The Company has no knowledge of, nor has it received written notice of, any civil, criminal or administrative action, suit, summons, citation, complaint, claim, notice, demand, information request, judgment, order, lien, proceeding, study or investigation against or involving the Company or any of its Subsidiaries based on, related to or arising under or from any Environmental Permits, Environmental Law or the presence or release of Hazardous Materials at any site, facility or location where Hazardous Materials have been sent or currently are being sent by the Company or its Subsidiaries for disposal, treatment, recycling or storage.

3.22  Officers, Managers, Employees, Consultants and Agents; Compensation.

(a)  Set forth on Part 3.22(a) of the Disclosure Schedule is a complete list of: (i) all current managers of the Company and each of its Subsidiaries, if any, (ii) all current officers (with office held) of the Company and each of its Subsidiaries and (iii) all current employees (active or other) of the Company and each of its Subsidiaries; together, in each case, with the current rate of compensation (if any) payable to each and any paid vacation time owing to such person, any incentive or bonus payments, the date of employment of each such person and, if known, whether such person is a foreign national or expatriate.

(b)  Except as set forth on Part 3.22(b) of the Disclosure Schedule: (i) neither the Company nor any of its Subsidiaries is indebted to any of its officers, managers, employees or consultants except for amounts due as normal salaries, wages, employee benefits and bonuses and in reimbursement of ordinary business expenses on a basis consistent with past practices; and (ii) no officer, manager, employee or consultant of the Company or any of its Subsidiaries is indebted to the Company or any of its Subsidiaries except for advances for ordinary business expenses in the Ordinary Course of Business.

(c)  To the Company’s knowledge, all payments to agents, consultants and others made by the Company or any of its Subsidiaries or by a member in connection with the Company and its Subsidiaries have been in payment of bona fide fees, commissions and expenses and not as bribes or as otherwise illegal payments. All such payments have been made directly to the parties providing the services for which such payments were made, and no such payment has been paid in a manner intended by the Company or any Subsidiary to avoid currency controls or any party’s tax reporting or payment obligations.

3.23  Labor Matters. Set forth on Part 3.23 of the Disclosure Schedule is each collective bargaining, works council, union representation or similar agreement or arrangement to which the Company or any of its Subsidiaries is or has been a party or by which it is or has been bound since January 1, 2002. Except as set forth on Part 3.23 of the Disclosure Schedule:

(a)  There is no labor strike, dispute, slowdown, or stoppage pending or threatened against the Company or any of its Subsidiaries;

(b)  No union or other labor organization currently represents or has been elected to represent the employees of the Company or any of its Subsidiaries;

(c)  No collective bargaining agreement is currently being negotiated and, to the Company’s knowledge, no organizing effort is currently being made with respect to the employees of the Company or any of its Subsidiaries; and

(d)  Neither the Company nor any of its Subsidiaries, nor any of their respective agents, representatives or employees is now or, since January 1, 2002, has engaged in any unfair labor practice, as defined in the National Labor Relations Act of 1947, as amended. There is not now pending or, to the Company’s knowledge, threatened any charge or complaint against the Company or any of its Subsidiaries by the National Labor Relations Board, any state or local labor or employment agency or any representative thereof.

3.24  Employee Benefit Matters.

(a)  Except as set forth on Part 3.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has outstanding or is a party to or subject to liability under: (i) any agreement, arrangement, plan, or policy, whether or not written and whether or not considered legally binding, that involves (A) any pension, retirement, profit sharing, deferred compensation, bonus, stock option, stock purchase, phantom stock, health, welfare, or incentive plan; or (B) welfare or “fringe” benefits, including without limitation vacation, severance, disability, medical, hospitalization, dental, life and other insurance, tuition, company car, club dues, sick leave, maternity, paternity or family leave, or other benefits; or (ii) any employment, consulting, engagement, or retainer agreement or arrangement ((i) and (ii) together the “Plans” and each item thereunder a “Plan”). True, correct, and complete copies of all documents creating or evidencing any Plan listed on Part 3.24 of the Disclosure Schedule have been delivered to Buyer, including without limitation plan amendments, current summary plan descriptions and any summaries of material modifications.

(b)  Each Plan and related trust agreement, annuity contract or other funding instrument complies in all material respects with, has been administered, operated and maintained in all material respects in compliance with, its terms and in compliance with, and neither the Company nor any of its Subsidiaries has any direct or indirect liability under, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”), the Code or any other Law applicable to any Plan. To the extent applicable with respect to each Plan, true, correct and complete copies of Forms 5500 for the three most recent plan years, including without limitation all schedules thereto, all financial statements with attached opinions of independent accountants and all actuarial reports, trust agreements, annuity contracts and other funding instruments have been delivered to Buyer. Each Plan that is intended to qualify under Section 401(a) and Section 501(a) of the Code has received a favorable determination letter from the Internal Revenue Service (a copy of which has been made available to Buyer) and related trusts have been determined to be exempt from taxation or is a prototype plan which has received a favorable opinion letter from the Internal Revenue Service. Nothing has occurred that would cause, and no Action is pending or threatened, which could result in the loss of such exemption or qualification. Any employee training and participant or other notices required by ERISA, HIPAA, COBRA, the Code or any other Law with respect to each Plan have been timely given.

(c)  Neither the Company nor any of its Subsidiaries (i) has made any contributions to any multi-employer plan (as defined in ERISA) or to any pension plan subject to the minimum funding standards of ERISA or Title IV of ERISA, (ii) has ever been a member of a controlled group which contributed to any such plans and (iii) has ever been under common control with an employer which contributed to any such plans.

(d)  Except as set forth on Part 3.24 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has terminated or taken action to terminate (in whole or in part) any employee benefit plans (as defined in ERISA) within the past three (3) years. All employee benefit plan terminations have been carried out in accordance with all provisions of the law and any rulings or regulations of any administrative agency, including, without limitation, all applicable reporting and other provisions of the Code and ERISA and with respect to the PBGC. Neither the Company nor any of its Subsidiaries has any liability to or has received notice alleging liability from any person or entity, including without limitation the PBGC, any other government agency or any participant in or beneficiary of any employee benefit plan, nor is the Company or any of its Subsidiaries liable for any excise, income or other tax or penalty as a result of or in connection with such termination. The Company and its Subsidiaries have obtained a favorable determination letter from the Internal Revenue Services and, with respect to each employee pension benefit plan subject to the jurisdiction of the PBGC, has not received a notice of non-compliance from the PBGC with respect to the termination of each of such pension plans as defined in ERISA Section 3(2), true, complete and correct copies of which have been delivered to Buyer. The favorable determination letters and PBGC approval were received after full and accurate disclosure by the Company and its Subsidiaries of all material facts to the appropriate government agencies. No “prohibited transaction” (as defined in the Code or ERISA) has occurred or is threatened to occur with respect to any Plan as to which the Company or any of its Subsidiaries, or the Plan, would be liable or damaged in any material respect.

(e)  Each of the Plans which is a group health plan (as defined in Code Section 5001(b)) is in compliance with the continuation of health benefit provisions contained in COBRA, and with Section 1862(b)(4)(A)(i) of the Social Security Act, and such other applicable provisions thereunder, and neither the Company nor any of its Subsidiaries has any liability for any excise tax imposed by Code Section 5000. Except as set forth on Part 3.24 of the Disclosure Schedule or as required by COBRA, neither the Company nor any of its Subsidiaries has any liability or obligation to provide life, medical or other welfare benefits to former or retired employees.

(f)  Each Plan which is a welfare plan as defined in Section 3(1) of ERISA which is intended to meet the requirements for tax-favored treatment under Subchapter B of Chapter 1 of the Code meets such requirements.

(g)  Full payment has been made of all amounts due under each of the Plans to each person employed or formerly employed by the Company or any of its Subsidiaries that are required under the terms of the Plans, and full payment will be made or accrued on the Closing Balance Sheet of all amounts that are required to be so paid through the Closing Date.

(h)  All contributions with respect to the Plans have been made on a timely basis in accordance with ERISA and the Code, to the extent applicable, and, for all periods ending prior to the Closing Date (including periods from the first day of the current plan year to the Closing Date) will be made prior to the Closing Date by the Company or its Subsidiaries and all members of the controlled group in accordance with past practice.

(i)  There will be no incidence of severance payments or any other termination benefits, including without limitation any acceleration of the time of payment or vesting or increase in the amount of any compensation due or payment of any amount that would not be deductible pursuant to Section 280G of the Code, for which Buyer or the Company or any of its Subsidiaries will be responsible as a consequence of the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries, nor any of their directors or officers or any Plan fiduciary has any material liability for failure to comply with ERISA, HIPAA, COBRA or the Code or for any action or failure to act in connection with the administration or investment of any Plan. The Company and its Subsidiaries do not have any liability by virtue of being a member of a controlled group with a person who has liability under the Code or ERISA.

(j)  There is no pending or threatened legal action, proceeding, investigation or claim against or involving any Plan described in Part 3.24 of the Disclosure Schedule and (i) there is no basis for any legal action, proceeding or investigation or other manner of litigation or claim and (ii) there are no facts which could give rise to any legal action, proceeding or investigation.

(k)  All expenses and liabilities relating to all of the Plans described on Part 3.24 of the Disclosure Schedule have been, and will be on the Closing Date, fully and properly accrued on the books and records of the Company and its Subsidiaries and the Financial Statements reflect all of such liabilities in a manner satisfying the requirements of Financial Accounting Standards 87 and 88.

(l)  None of the rights of the Company or any of its Subsidiaries under any Plan or related trust agreement, annuity contract or other funding instrument will be impaired by the consummation of the transactions contemplated by this Agreement and all of the rights of the Company and its Subsidiaries thereunder will be enforceable by Buyer at or after the Closing without the consent or agreement of any other party. Except as set forth on Part 3.24 of the Disclosure Schedule, each Plan (including any Plan covering former employees of the Company or any of its Subsidiaries) may be unilaterally amended, varied, modified or terminated in whole or in part by the Company or any of its Subsidiaries or Buyer on or at any time after the Closing Date.

(m)  Neither the Company nor any of its Subsidiaries maintains any Plan or other benefit arrangement covering any employee or former employee outside of the United States and has never been obligated to contribute to any such plan.

(n)  Set forth on Part 3.24 of the Disclosure Schedule are all nonqualified deferred compensation plans, within the meaning of Code Section 409A(d)(1), in connection with which the Company or any Subsidiary is a party or may have any liability. No obligation under any such plan accrued to date will be subject to a gross income inclusion by reason of Code Section 409A(a)(1) of the Code. No such plan has assets set aside directly or indirectly in the manner described in Code Section 409A(b)(1) or contains a provision that would be subject to Code Section 409A(b)(2).

3.25  Overtime, Back Wages, Vacation and Minimum. Except as set forth on Part 3.25 of the Disclosure Schedule, no present or former employee of the Company or any of its Subsidiaries has given notice to the Company or any of its Subsidiaries of, and there is no valid basis for, any claim against the Company or any of its Subsidiaries (whether under Law, any employment agreement or otherwise) on account of or for (a) overtime pay, other than overtime pay for the current payroll period, (b) wages or salary (excluding current bonus, accruals and amounts accruing under “employee benefit plans,” as defined in Section 3(3) of ERISA) for any period other than the current payroll period, (c) vacation, time off or pay in lieu of vacation or time off, other than that earned in respect of the current fiscal year, or (d) any violation of any Law relating to minimum wages.

3.26  Discrimination and Occupational Safety and Health. No person or party (including, but not limited to, Government agencies of any kind) has any valid claim, or valid basis for any action or proceeding, against the Company or any of its Subsidiaries arising out of any Law relating to discrimination in employment, employment practices (including wrongful termination), family leave, or occupational safety and health standards. Neither the Company nor any of its Subsidiaries has received any written notice from any Government entity alleging a violation of occupational safety or health standards. Except as set forth on Part 3.26 of the Disclosure Schedule, there are no pending workers compensation claims involving the Company or any of its Subsidiaries and there have never been any workers compensation claims against the Company or any of its Subsidiaries relating to the use or existence of asbestos in any of the products or facilities of the Company or any of its Subsidiaries. The Company has delivered to Buyer a true, correct and complete list of all workers compensation claims against the Company or any of its Subsidiaries made since January 1, 2004.

3.27  Customers and Suppliers. Part 3.27 of the Disclosure Schedule sets forth a true, complete and correct list of the 10 largest customers and the 10 largest suppliers of the Company and its Subsidiaries, taken as a whole, by dollar volume of revenues and purchases, respectively for the year ended December 31, 2004 and the 10 largest customers of the Company and its Subsidiaries of buying agency services (by commission income) for the year ended December 31, 2004. No supplier of the Company or any of its Subsidiaries listed on Part 3.27 of the Disclosure Schedule has notified the Company that it intends to stop or materially decrease the rate of supplying materials, products or services to the Company or any of its Subsidiaries. No customer of the Company or any of its Subsidiaries listed on Part 3.27 of the Disclosure Schedule has notified the Company that it intends to stop or materially decrease the rate of buying products from the Company or any of its Subsidiaries.

3.28  Product and Service Warranties. Except as set forth on Part 3.28 of the Disclosure Schedule, neither the Company nor its Subsidiaries gives product and service warranties and guarantees. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product and service warranties and guarantees and similar claims now pending against the Company or any of its Subsidiaries with respect to products manufactured or services rendered on or prior to the Effective Time will not exceed the amount of aggregate product and service warranty reserves set forth on the Closing Balance Sheet.

3.29  Product Liability Claims. The aggregate loss and expense (including out-of-pocket expenses) attributable to all product liability and similar claims now pending against the Company or any of its Subsidiaries with respect to products manufactured on or prior to the Effective Time will not exceed the amount of the aggregate product liability reserves set forth on the Closing Balance Sheet.

3.30  Escheat. Except as set forth on Part 3.30 of the Disclosure Schedule, there is no property or obligation of the Company or any of its Subsidiaries, including but not limited to uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, that is escheatable to any state or municipality under any applicable escheatment laws as of the date hereof or, to the Company’s knowledge, that may at any time after the date hereof become escheatable to any state or municipality under any applicable escheatment laws.

3.31  Product Safety Authorities. Since January 1, 2002, neither the Company nor any Subsidiary has been required to file any notification or other report with or provide information to any Government or product safety standards group concerning actual or potential defects or hazards with respect to any product manufactured, sold, distributed or put in commerce by the Company or any of its Subsidiaries and, to the Company’s knowledge, there exist no grounds for the recall of any such product.

3.32  Foreign Operations and Export Control. At all times the Company and each of its Subsidiaries has acted:

(a)  pursuant to valid qualifications to do business in all jurisdictions outside the United States where such qualification is required by local Law;

(b)  in compliance with all material foreign Laws applicable to it, including without limitation Laws relating to foreign investment, foreign exchange control, immigration, employment and taxation;

(c)  without notice of violation of and in compliance with all relevant anti-boycott laws, regulations and guidelines, including without limitation Section 999 of the Code and regulations and guidelines issued pursuant thereto and the Export Administration Regulations administered by the U.S. Department of Commerce, as amended from time to time, including all reporting requirements;

(d)  without violation of any export control or sanctions laws, orders or regulations, including without limitation the Export Administration Regulation administrated by the U.S. Department of Commerce and sanctions and embargo executive orders and regulations administered by the Office of Foreign Assets Control of the U.S. Treasury Department, as amended from time to time, and without violation and in compliance with any required export or reexport licenses or authorizations granted under such laws, regulations or orders; and

(e)  without violation of the Foreign Corrupt Practices Act of 1977, as amended.

3.33  Customs. Except as set forth on Part 3.33 of the Disclosure Schedule, since January 1, 1999, each of the Company and its Subsidiaries (a) has acted without violation and in compliance in all material respects with all customs Laws, including without limitation the Tariff Act of 1930, as amended, (b) has not received any notice alleging a violation and (c) has not been and is not currently the subject of a focused assessment or other audit conducted by U.S. Customs and Border Protection. No penalty or liquidated damages claims have been initiated by U.S. Customs and Border Protection (formerly U.S. Customs Service) against the Company and its Subsidiaries. The Company has no material liability in connection with its customs compliance and buying agency practices.

3.34  Brokers or Finders. Except for Bear, no finder, broker, agent, or other intermediary, acting on behalf of the Company or any of its Subsidiaries, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby. None of the Company Persons is subject to any letter of intent, agreement, understanding or commitment with any third party (other than Buyer) or its agents representatives, written or unwritten, regarding any offer, proposal, or indication of interest involving the purchase, sale or transfer (including but not limited to, by means of a merger, recapitalization, joint venture or the like) of all or a controlling portion of the equity interests of the Company or any of its Subsidiaries or all or a material portion of the business or assets of the Company or any of its Subsidiaries, and the Company Persons have discontinued any negotiations with and furnishing of information to any such third party or its agents or representatives.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES RELATING TO BIC

     Heritage hereby makes the following representations and warranties to Buyer, each of which is true and correct on the date hereof and, if the Closing occurs, on the Closing Date (except for any representation or warranty that expressly relates to an earlier date, in which case such representation and warranty is true and correct as of such date), and each of which shall survive the Closing as provided in Section 10.3.

4.1  Organization and Power. BIC is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. BIC has all requisite corporate power and authority to own, lease and use its assets and properties and to conduct the business in which it is engaged and holds all authorizations, licenses and permits necessary and required therefor.

4.2  Capitalization and Related Matters. The capitalization of BIC is set forth on Part 4.2 of the Disclosure Schedule. There are no outstanding options, warrants convertible or exchange securities or other rights that would obligate BIC to issue additional shares of capital stock. Except for Buyer’s rights hereunder and as set forth on Part 4.2 of the Disclosure Schedule, there are no outstanding securities of BIC or rights or options to acquire securities of BIC, and BIC is not subject to any obligation to issue, deliver, redeem, or otherwise acquire or retire the outstanding securities. No individual or entity is entitled to the payment of any dividends or other distributions from BIC after the date hereof on account of such individual or entity’s ownership of securities on or before the date hereof.

4.3  Non Contravention. BIC is not a party to, subject to or bound by any note, bond, mortgage, indenture, deed of trust, agreement, lien, contract or other instrument or obligation or any statute, law, rule, regulation, judgment, order, writ, injunction, or decree of any court, administrative or regulatory body, governmental agency, arbitrator, mediator or similar body, franchise or license, which would (i) conflict with or be breached or violated or the obligations thereunder accelerated or increased (whether or not with notice or lapse of time or both) by the execution, delivery or performance by it of this Agreement or (ii) prevent the carrying out of the transactions contemplated hereby. The execution of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any Liens against the outstanding securities of BIC, BIC or any of its subsidiaries or any of the properties or assets of BIC or any of its subsidiaries.

4.4  Taxes.

(a)  BIC has timely filed with the appropriate Government entity all Tax Returns. All Tax Returns are true, correct, and complete in all material respects.

(b)  All Taxes (whether or not reflected on any Tax Return) due and owing by BIC have been timely and fully paid or, if not yet due, accrued as liabilities for purposes of paragraph (c) of this Section 4.4. Part 4.4(b) of the Disclosure Schedule lists all jurisdictions where BIC files Tax Returns.

(c)  The unpaid Taxes of BIC do not exceed the reserves and accruals for Taxes reflected on the Closing Balance Sheet as a current liability and that are taken into account in the adjusting the Purchase Price under Section 1.6.

(d)  There are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of BIC.

(e)  BIC has complied with all Laws (as hereinafter defined) relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under Section 1441 and 1442 of the Code, or any similar provision under state, local, or foreign Law), and has timely and properly withheld from the appropriate party and paid over to the proper Government entity all amounts required to be withheld and paid over under applicable Law, including any amounts paid or owing to any employee, independent contractor, creditor, member or other third party.

(f)  Except for Section 5.1(a) of the LLC Agreement, BIC is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement or arrangement.

(g)  BIC (i) has never been a member of an affiliated group of corporations, within the meaning of Section 1504 of the Code, or (ii) does not have any liability for the Taxes of any Person under Treasury regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract or otherwise.

(h)  There are no Government audits, examinations or investigations or administrative or judicial proceedings being conducted with respect to BIC related to Taxes. BIC has not received for any open period from any Government Tax authority (including jurisdictions where BIC has not filed a Tax Return) any (i) notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax authority against BIC.

(i)  There is no waiver or tolling of any statute of limitations in effect with respect to any Tax Returns nor has BIC agreed to an extension of time with respect to a Tax assessment or deficiency.

(j)  None of the assets of BIC is a United States real property interest within the meaning of Section 897 of the Code.

(k)  True, correct and complete copies of all Tax Returns, tax examination reports and statements of deficiencies assessed against, or agreed to with respect to BIC with the Internal Revenue Service or any taxing authority for any open period have been made available to Buyer. To the extent required by law, BIC has retained all records or other information (including any tax work papers) used in the preparation of any Tax Returns, audits or other examinations relating to liability for Taxes (including the preparation of Tax Returns for Taxable periods or portions thereof ending on or before the Closing Date).

(l)  Except as a result of the sale of the shares of capital stock of BIC, no net operating losses, net capital losses, built-in losses, built-in deductions (within the meaning of Section 382(h)(6) of the Code), unused foreign tax credits or unused investment or other credits of BIC and carryovers with respect to the foregoing items are or have been subject to any limitations under Section 382, Section 383 or Section 384 Section of the Code or any Treasury regulation promulgated thereunder (or any similar provision of state, local or foreign Law).

(m)  All elections with respect to Taxes affecting BIC as of the date hereof that are not reflected on any Tax Return are set forth in Part 4.4(m) of the Disclosure Schedule. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes of BIC or affecting BIC shall be made after the date of this Agreement without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed).

(n)  Part 4.4(n) of the Disclosure Schedule lists all material Tax holidays, abatements, incentives and similar grants made or awarded to BIC by any Government.

(o)  Set forth on Part 4.4(o) of the Disclosure Schedule is a tax balance sheet for BIC as of December 31, 2003. Such Part is true, correct and complete in all material respects.

(p)  BIC is not a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in a payment that would not be fully deductible as a result of Section 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code.

(q)  BIC has not made any payment to any person or to any entity described in Section 162(c) of the Code or any similar provision under foreign Law. Neither the Internal Revenue Service nor, to BIC’s knowledge, any other Government entity has initiated or threatened any investigation of any payments made by BIC alleged to have been of the type covered by this Section 4.4(q).

(r)  None of the assets of BIC is property that BIC is required to treat as being a “safe harbor lease” within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982.

(s)  None of the assets of BIC directly or indirectly secures any debt the interest on which is tax exempt under Section 103(a) of the Code. BIC is not the borrower or the guarantor of any outstanding industrial revenue bonds, and BIC is not a tenant, principal user or related person to any principal user within the meaning of Section 144(a) of the Code of any property that has been financed or improved with the proceeds of industrial revenue bonds.

(t)  None of the assets of BIC is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(u)  BIC has not agreed to, or is required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method, other than a change required on account of the transactions contemplated by this Agreement, and the Internal Revenue Service has not proposed any such adjustment or change in accounting method. BIC has no pending private letter ruling request with the Internal Revenue Service.

(v)  BIC is not, nor has ever been, a U.S. real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code, and BIC shall so certify upon Buyer’s request.

(w)  BIC does not have an “overall foreign loss” within the meaning of Section 904(f) of the Code.

(x)  An election under Section 754 of the Code was in effect when BIC acquired its interest in the Company. BIC has not contributed any assets to the Company with any variation between its value and its adjusted tax basis.

(y)  Each promissory note of BIC held by Heritage and listed on Part 4.6 of the Disclosure Schedule has, and at the time of contribution by Heritage of such promissory note to the capital of BIC will have, an adjusted tax basis equal to its adjusted issue price.

(z)  Except for transactions contemplated by this Agreement, none of the representations in this Section 4.4 shall apply with respect to transactions entered into by BIC (or any election made with respect to BIC) after the Effective Time or on account of any transactions entered into or election made by Buyer or its affiliates after the Effective Time.

4.5  No Business Activities. Except for matters related to its formation, BIC has never conducted any business and has never owned, leased or used any asset other than the Units held by BIC.

4.6  Liabilities. BIC does not have any liabilities or obligations whatsoever, whether known or unknown, accrued, absolute, contingent, unliquidated or otherwise, and there is no basis for any such liability or obligation or any claim in respect thereof, except under those certain promissory notes to Heritage set forth on Part 4.6 of the Disclosure Schedule which will, immediately prior to the Effective Time, be contributed by Heritage to the capital of BIC.

4.7  Brokers, Finders, Other Offers. Except for Bear, no finder, broker, agent, or other intermediary, acting on behalf of BIC or any of its subsidiaries, is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby makes the following representations and warranties to Sellers, each of which is true and correct on the date hereof and, if the Closing occurs, on the Closing Date, and each of which shall survive the Closing as provided in Section 10.3.

5.1  Authorization. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York. Buyer has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby and the execution, delivery and performance of this Agreement by Buyer has been duly authorized by all requisite corporate action of Buyer. This Agreement constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

5.2  Consents. Except for the consents and approvals required to be obtained in connection with filings required to be made pursuant to the HSR Act, no waiver or consent of any third person or governmental authority is required for the execution by Buyer of this Agreement, or the consummation by Buyer of the transactions contemplated hereby.

5.3  Bridge Financing. Buyer has received a commitment letter (the “Bridge Commitment Letter”), dated as of March 14, 2005, from Banc of America Securities LLC and Banc of America Bridge LLC (collectively, “Banc of America”), pursuant to which Banc of America has committed, subject to the terms and conditions set forth therein, to provide Buyer with bridge financing in connection with the transactions contemplated by this Agreement, a copy of which has been provided to the Company and the Sellers. Buyer has no current actual knowledge of any circumstances that would cause a condition to not be satisfied under the Bridge Commitment Letter at or prior to funding thereunder. Nothing contained in the foregoing is intended to, or does, in any manner modify, alter, expand or otherwise affect the requirements set forth in Section 8.6 of this Agreement.

5.4  Brokers or Finders. Except for Banc of America, no finder, broker, agent, or other intermediary acting on behalf of Buyer is entitled to a commission, fee, or other compensation or obligation in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby.

5.5  Securities Laws. Buyer understands that the Purchased Securities are not registered under the Securities Act of 1933, as amended, or any applicable state securities laws and that any sale, transfer or other disposition of the Purchased Securities by Buyer must be made only pursuant to an effective registration under applicable federal and state securities laws or an available exemption therefrom. Buyer has had such opportunity as it has deemed adequate to obtain from Senior Management (as hereinafter defined) such information about the business and affairs of the Company and its Subsidiaries as is necessary to permit Buyer to evaluate the merits and risks of its investment in the Company. Buyer has sufficient experience in business, financial and investment matters to be able to evaluate the merits and risks involved in the purchase of the Purchased Securities and to make an informed investment decision with respect to such purchase. Buyer is an “accredited investor” as defined in Rule 501 of the Securities Act of 1933, as amended. The Purchased Securities to be acquired by Buyer pursuant to this Agreement will be acquired for Buyer’s own account for investment purposes only and without any plans or intention to resell, transfer or otherwise dispose of the Purchased Securities.

5.6  Other Arrangements with Sellers. Buyer has delivered or will at the Closing deliver to the Sellers true, complete and accurate copies of all written agreements and arrangements, and an accurate description of each oral agreement or arrangement, currently existing or to be entered into at or before the Closing between Buyer and Pentland, Fashion Shoe Licensing, LLC or any of their respective Affiliates relating to the Bennett Companies.

5.7  No Other Representations or Warranties of Sellers or the Company. Buyer acknowledges that none of the Company, the Sellers or any of their respective Affiliates, directors, officers, managers, members, employees, consultants, agents or advisors makes or has made any representation or warranty to Buyer or its Affiliates regarding the Sellers, the Company or its Subsidiaries or any of their respective businesses, except for the representations and warranties of the Sellers and the Company expressly set forth in this Agreement and in the documents and agreements being delivered to Buyer pursuant to Section 1.4 of this Agreement.

ARTICLE VI.
CERTAIN COVENANTS REGARDING THE BENNETT COMPANIES

6.1  Conduct of Business of the Company. Except as set forth in Part 6.1 of the Disclosure Schedule or as otherwise expressly permitted by this Agreement or as Buyer may otherwise consent to or approve in writing on and after the date hereof and prior to the Closing Date, during the period from the date of this Agreement to the Effective Time, each of the Bennett Companies shall operate in the Ordinary Course of Business and in compliance in all material respects with all Laws applicable to each and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, to keep available the services of its current officers and other key employees and to preserve its relationships with those persons having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired at the Effective Time. Furthermore, unless Buyer shall otherwise expressly consent in writing, each of the Bennett Companies shall use its reasonable best efforts to: (i) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried by it; (ii) pay all accounts payable and other obligations, when they become due and payable, in the Ordinary Course of Business consistent with the past practices and the provisions of this Agreement, except if the same are contested in good faith, and, in the case of the failure to pay any material accounts payable or other obligations which are contested in good faith, only after consultation with Buyer. Without limiting the generality of the foregoing (but subject to the above exceptions), during the period from the date of this Agreement to the Effective Time, each of the Bennett Companies shall not:

(a)  (i) declare, set aside or pay any non-cash dividends on, or make any other distributions in respect of, any of its securities, (ii) declare, set aside or pay any cash dividends on any of its securities without notifying Buyer prior to paying such dividends (iii) split, combine or reclassify any of its securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its securities, (iv) purchase, redeem or otherwise acquire any securities of BIC or the Bennett Companies or any rights, warrants or options to acquire any such securities or (iv) make any other actual, constructive or deemed non-cash distribution in respect of any securities or otherwise make any non-cash payments to stockholders or members in their capacity as such;

(b)  issue, deliver, sell, pledge or otherwise encumber or subject to any Lien, other than any Permitted Lien, any limited liability company interests, any other securities or any securities convertible into, or any rights, warrants or options to acquire, any such limited liability company interests, securities or convertible securities;

(c)  amend its charter documents;

(d)  acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the stock or assets of, or by any other manner, any business or any person;

(e)  sell, lease, license, mortgage or otherwise encumber or subject to any Lien, other than any Permitted Lien, or otherwise dispose of any of its material properties or assets (including securitizations), other than in the Ordinary Course of Business (but in no event to any Company Persons);

(f)  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any person, or make any loans, advances or capital contributions to, or investments in, any person, except in the Ordinary Course of Business;

(g)  take, or agree to commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article IX not being satisfied, or that would impair the ability of the Bennett Companies, Buyer, BIC or the Sellers to consummate the transactions contemplated by this Agreement in accordance with the terms hereof or delay such consummation;

(h)  make any individual capital expenditure in excess of $25,000, or expenditures that exceed $100,000 in the aggregate, excluding capital expenditures relating to the relocation of the Company’s principal offices to Needham, Massachusetts;

(i)  make or revoke any Tax election, settle or compromise any Tax liability material to BIC or to any of the Bennett Companies, or change (or make a request to any taxing authority to change) its Tax or accounting methods, policies, practice or procedures, except in each case as required by applicable law or generally accepted accounting principles;

(j)  except as required under an existing Plan, (i) grant or commit to grant any employee, member, director, officer, manager or agent of BIC or any of the Bennett Companies, any increase in wages, bonus, severance, profit sharing, retirement, insurance or other compensation or benefits (other than an increase in wages, salaries, bonuses or employee benefits in the Ordinary Course of Business), (ii) amend or terminate any Plan, except to the extent necessary to comply with applicable law, (iii) establish any new compensation or benefit plan or arrangement, or (iv) enter into any employment, consulting, retention, termination, severance or collective bargaining agreement;

(k)  revalue any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the Ordinary Course of Business or as required by GAAP;

(l)  (i) enter into any contract or agreement, other than in the Ordinary Course of Business, or amend in any material respect any of the Material Contracts listed on Part 3.12 of the Disclosure Schedule other than in the Ordinary Course of Business; or (ii) enter into any contract, agreement, commitment or arrangement providing for, or amend any contract, agreement, commitment or arrangement to provide for, the taking of any action that would be prohibited hereunder;

(m)  pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the Ordinary Course of Business of liabilities reflected or reserved against in the Balance Sheet or incurred in the Ordinary Course of Business;

(n)  settle or compromise any pending or threatened suit, action or claim relating to the transactions contemplated hereby;

(o)  enter into any agreement or arrangement that would limit or restrict the Company and its affiliates or any successor thereto (including Buyer), from engaging or competing in any line of business or in any geographic area; or

(p)  authorize, or commit or agree to take, any of the foregoing actions.

6.2  Notification of Certain Matters.

(a)  The Bennett Companies shall give prompt notice to Buyer if any of the following occur after the date of this Agreement: (i) any written notice of a default or event, occurrence, fact, condition, change, development or effect (“Event”) which, with notice or lapse of time or both, would become a default under any Material Contract listed on Part 3.12 of the Disclosure Schedule; (ii) receipt of any written notice from any third party alleging that the consent, approval, waiver or authorization of, notice to or declaration or filing with, such third party is or may be required in connection with the transactions contemplated by this Agreement; (iii) receipt of any material written notice from any Government authority in connection with the transactions contemplated by this Agreement; (iv) the occurrence of an event which would have a Company Material Adverse Effect (as hereinafter defined) or Company Material Adverse Change (as hereinafter defined); (v) the commencement or threat of any Action involving or affecting BIC or the Bennett Companies, or any of its property or assets which, if pending on the date hereof, would have been required to have been disclosed in or pursuant to this Agreement or which relates to the consummation of the transactions contemplated by this Agreement or any material development in connection with any Action disclosed in or pursuant to this Agreement; (vi) the occurrence of any Event after the date hereof that would cause a breach by the Sellers of any provision of this Agreement, including such a breach that would occur if such Event had taken place on or prior to the date of this Agreement and (vii) the discovery by the Sellers that any of their representations and warranties contained herein were inaccurate in any material respect on the date hereof. “Company Material Adverse Change” and “Company Material Adverse Effect” mean, respectively, any change or effect that is or could reasonably be expected to be materially adverse to the business, operations, assets, liabilities, or the business condition (financial or otherwise) of the Company and its Subsidiaries, provided, that in no event shall any of the following constitute a Company Material Adverse Change or a Company Material Adverse Effect: (i) any change or effect resulting from conditions affecting the industry in which the Company or any Subsidiary operates or from changes in general business or economic conditions or (ii) any change or effect resulting from the announcement or pendency of the transactions contemplated by this Agreement.

(b)  In addition to, and not in lieu of, the foregoing, the Company may deliver to Buyer no later than the end of the second (2nd) business day prior to the Closing Date a true and complete schedule of changes (the “Update Schedule”) to any of the information contained in the Disclosure Schedule (including changes to any other representations or warranties relating to the Company in Article III hereof as to which no Part of the Disclosure Schedule has been created as of the date hereof but as to which a Part of the Disclosure Schedule would have been required hereunder to have been created on or before the date hereof if such changes had existed on the date hereof), which changes are required as a result of events or circumstances occurring subsequent to the date hereof which would render any representation or warranty inaccurate or incomplete at any time after the date of this Agreement until the Closing Date, which Update Schedule shall be dated as of the Closing Date; provided that, unless expressly consented to in writing by Buyer, no such supplemental information to the Disclosure Schedule or any delivery of an Update Schedule after the date hereof shall be deemed to cure any breach of any representation or warranty made in this Agreement, or modify, affect or diminish Buyer’s right to terminate this Agreement pursuant to 11.2, and provided further that if such supplemental information relates to an event or circumstance occurring subsequent to the date hereof (other than events or circumstances which arise from a violation of Section 6.1) and if Buyer would have the right to not consummate the transactions contemplated by this Agreement as a result of the failure of the condition contained in Section 9.3(b) on the basis of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article X of this Agreement. The final proviso of the foregoing sentence shall not apply unless the Company has indicated in the Update Schedule that the additions or changes appearing on the Update Schedule, individually or in the aggregate, constitute a Company Material Adverse Effect or Company Material Adverse Change that would entitle Buyer not to consummate the transactions contemplated by this Agreement pursuant to Section 9.3(b), provided that nothing herein shall obligate the Company to include such indication in the Update Schedule.

6.3  Access to Information; Confidentiality. To the extent permitted by applicable law and subject to the Confidentiality Agreement dated June 21, 2004, between Buyer and the Company (the “Confidentiality Agreement”), the Bennett Companies shall afford to Buyer and to the officers, employees, accountants, counsel, financial advisors and other representatives of Buyer, reasonable access during normal business hours during the period prior to the Effective Time to the Bennett Companies’ properties, books, contracts, commitments, personnel and records and, during such period, the Bennett Companies shall furnish promptly to Buyer all other information concerning its business, properties and personnel as Buyer may reasonably request, provided that no investigation pursuant to this Section 6.3 shall affect or modify any representation or warranty given by the Sellers hereunder. Buyer agrees that it shall coordinate its contacts with the Bennett Companies’ personnel (other than the Senior Management) with a member of Senior Management or their designee, but in any event such personnel shall be made available for such contacts at reasonable times as requested by Buyer prior to the Effective Time. Buyer shall hold, and shall cause its respective officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement. For purposes of this Agreement, “Senior Management” shall mean Bruce Ginsberg, Gregg Ribatt and Michael Smith.

6.4  Commercially Reasonable Efforts; Cooperation. Upon the terms and subject to the conditions set forth in this Agreement, BIC and the Bennett Companies shall use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Buyer in doing, all things reasonably necessary, proper or advisable to consummate the transactions contemplated hereby, including, but not limited to, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Government authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Government authority, (ii) timely making all necessary filings and responding to any request for additional information and documentary materials issued under the HSR Act, (iii) the obtaining of all reasonably necessary consents, approvals or waivers from third parties, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental authority vacated or reversed, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

6.5  Financial Statements.

(a)  The Bennett Companies shall (i) use commercially reasonable efforts to deliver to Buyer (1) audited consolidated balance sheets of the Bennett Companies for the fiscal years ended December 31, 2004 and December 31, 2003 and (2) audited consolidated statements of earnings and of cash flows of the Bennett Companies for the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002, which, in each case, shall meet the requirements of Regulation S-X under the Securities Act of 1933, as amended, and all other accounting rules and regulations of the SEC promulgated thereunder applicable to a registration statement of the Bennett Companies under such Act on Form S-1 (the “Required Financials”); (ii) use commercially reasonable efforts to cause E&Y to deliver such representations, reports, and consents related to the Required Financials as are reasonably requested by Buyer in order to comply with the rules and regulations of the SEC and other Laws applicable to Buyer and (iii) if any pro forma financial statements are required by such SEC rules and regulations or other Laws (the “Required Pro Forma Financials”), use commercially reasonable efforts to, and use commercially reasonable efforts to cause E&Y to, assist with and facilitate the completion of such Required Pro Forma Financials. The Parties agree that the Bennett Companies’ obligations under this Section 6.5(a) shall not include any payment to E&Y in respect of any fees, costs or expenses associated with the preparation of the Required Financials or the Required Pro Forma Financials to the extent that such fees, costs or expenses are greater than the amount budgeted by the Bennett Companies for completion of the audit of the Bennett Companies’ financial statements for the year ended December 31, 2004, all of which shall be borne by Buyer. In the event that the Closing does not occur on or before May 10, 2005, then the Required Financials will also include (x) an unaudited consolidated balance sheet of the Bennett Companies for the fiscal quarter ended March 31, 2005 and (y) unaudited consolidated statements of earnings and of cash flows of the Bennett Companies for the three-month period ended March 31, 2005.

(b)  During the period prior to the Closing Date, the Bennett Companies shall provide to Buyer monthly consolidated balance sheets, statements of income, members’ equity and cash flows as soon as practicable, but in no event later thirty (30) days after the end of each month. Further, the Bennett Companies shall cooperate in connection with the arrangement of Buyer’s financing including, without limitation, (i) promptly providing to Buyer’s financing sources copies of the Financial Statements and the Required Financials, (ii) providing access, upon reasonable notice and during normal business hours, to Senior Management, (iii) reasonably assisting in the preparation of one or more appropriate offering documents, including causing E&Y to deliver customary comfort letters to Buyer’s financing sources with respect to such offering documents, and assisting Buyer’s financing sources in preparing other appropriate marketing materials, in each case to be used in connection with such financing and (iv) using commercially reasonable efforts to obtain such consents and approvals reasonably requested by Buyer’s financing sources. The Parties agree that the Bennett Companies’ obligations under this Section 6.5(b) shall not include any payment to E&Y in respect of any fees, costs or expenses associated with the preparation of the Required Financials, or to Buyer’s financing sources in respect of any fees, costs or expenses associated with such financing, all of which (in each case) shall be borne by Buyer.

6.6  Compliance. In consummating the transactions contemplated hereby, the Bennett Companies shall comply in all material respects with all Laws applicable to each.

6.7  No Solicitation. Prior to the Closing Date or the earlier termination of this Agreement, none of the Sellers, BIC, the Bennett Companies or the officers, managers, employees, representatives and agents of BIC or the Bennett Companies will, directly or indirectly, (i) solicit, initiate or encourage (including by way of furnishing information) or take any other action designed or reasonably likely to facilitate, any inquiries or competing offers for the acquisition of the Purchased Securities, or the sale of all or substantially all of the assets or business of BIC or of any of the Bennett Companies, (ii) discuss or negotiate with respect to any unsolicited offer or indication of interest with respect to any such acquisition or sale or (iii) enter into any agreement or agreement in principle with respect to any such acquisition or sale.

ARTICLE VII.
COVENANTS OF THE SELLERS

7.1  Covenant Not to Disclose or Hire. In consideration of the Purchase Price and the consummation of the transactions contemplated hereby:

(a)  Each Seller (except, in the case of the succeeding clause (ii)(B), Pentland and Michael Smith, as to which such clause shall have no applicability) agrees that he or she shall not:

(i)  Use or disclose to anyone except authorized personnel of the Company, whether or not for such Seller’s benefit or otherwise, any trade secrets or confidential matters concerning the Company, including, without limitation, secrets, customer lists and credit records, employee data, sales representatives and their territories, mailing lists, consultant arrangements, pricing policies, operational methods, marketing plans or strategies, product development and techniques or plans, research and development programs and plans, business acquisition plans, new personnel acquisition plans, designs and design projects, any Company Intellectual Property (unless previously publicly disclosed in a manner which would not and does not constitute a breach of this Agreement or any other relevant agreement) and any other research or business information concerning the Company which the Company currently deems to be confidential (whether or not a trade secret under applicable law); provided, that nothing contained in this clause (i) shall be deemed to have altered or modified any of the rights granted to, or obligations of, Pentland under or relating to any agreement(s) by and between the Company or any of its Subsidiaries and Pentland listed on Part 3.19(a) of the Disclosure Schedule; and, provided further, that nothing contained in this clause (i) shall prohibit any Seller from making such disclosure as (x) is required by law (in which case, prior to such disclosure the Seller required to make such disclosure shall give the Company notice and an opportunity to obtain a protective order against such disclosure), (y) is required (and then only to the extent necessary) to enforce such Seller’s rights under this Agreement, the Earnout Agreement or the Escrow Agreements or (z) to which the Company consents in writing; or

(ii)  (A) Directly or indirectly during the two year period following from the Closing Date solicit, encourage to leave employment, or hire any officer or any sales management, line-builder or product design employee of the Company or any of its Subsidiaries or any person who at the time of proposed hire by such Seller had been an officer or a sales management, line-builder or product design employee of the Company or any of its Subsidiaries within the previous twelve (12) months (a “Covered Employee”); provided, however, that no Seller will be restricted from making any general solicitation for employees or engaging in public advertising of employment opportunities (including through the use of employment agencies) not specifically directed to any of the Covered Employees and, provided further, that no Seller shall be restricted from hiring any person whose employment with the Company or any of its Subsidiaries is terminated by Buyer, the Company or any of its Subsidiaries, other than for cause (as reasonably determined by Buyer), following the Closing Date, or (B) directly or indirectly during the two year period following the Closing Date induce or attempt to induce, or assist anyone else to induce or attempt to induce, any customer of the Company to reduce or discontinue its business with the Company or disclose to anyone else the name and/or requirements of any such customer. Notwithstanding anything to the contrary contained in this Subsection 7.1(a)(ii), with respect to Heritage or any investment funds under common management with Heritage (the “Related Funds”), (x) ownership in a competing business, (y) providing funded indebtedness to a competing business, or (z) service as a director or in a similar role with respect to any such investment by representatives of Heritage or the Related Funds shall not be a breach of the covenants contained in this Subsection 7.1(a)(ii).

(b)  Each Seller acknowledges that the foregoing restrictions (except, in the case of the foregoing clause (ii)(B), Pentland and Michael Smith, as to which such clause shall have no applicability) are reasonable and agrees that in the event of any breach thereof the harm to Buyer and the Company will be irreparable and without adequate remedy at law and therefore that injunctive relief with respect thereto will be appropriate. In the event that a court of competent jurisdiction determines, in an action brought by or on behalf of Buyer or the Company, that any of the foregoing provisions are unenforceable as stated, the Parties intend that such restrictions be modified to permit the maximum enforceable restriction on each Seller’s competition with the Company.

7.2  Certain Waivers.

(a)  Except as provided in Section 8.3, after the Effective Time, each Seller and BICO Owner hereby agrees that it, he or she shall not make any claim for indemnification against Buyer, BIC, the Company, any of the Subsidiaries of the Company or any of their respective affiliates by reason of the fact that such Seller or BICO Owner is or was a shareholder, member, director, manager, officer, employee or agent of the such entities or is or was serving at the request of any such entity or any of its affiliates as a partner, manager, trustee, director, officer, employee or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any action, suit, proceeding, complaint, claim or demand brought against any Seller or BICO Owner pursuant to this Agreement or otherwise, and each Seller and BICO Owner hereby acknowledges and agrees that it or he shall not have any claim or right to contribution or indemnity from any of BIC, the Company, any of the Subsidiaries of the Company or any of their respective affiliates with respect to any amounts paid by it or him pursuant to Article X of this Agreement. Effective upon the Closing, each Seller and BICO Owner hereby irrevocably waives, releases and discharges BIC, the Company, any of the Subsidiaries of the Company or any of their respective affiliates from any and all liabilities and obligations to it or him of any kind or nature whatsoever, whether in its or his capacity as a shareholder, manager, member, officer or director of BIC, the Company or any of the Subsidiaries of the Company or otherwise, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding (other than this Agreement and any of the other agreements executed and delivered by Buyer in connection herewith) or otherwise at law or equity, and each Seller or BICO Owner agrees that it or he shall not seek to recover any amounts in connection therewith or thereunder from any of BIC, the Company, any of the Subsidiaries of the Company or any of their respective affiliates; provided, that the waivers contained in this Section 7.2(a) shall not apply to (i) claims against Buyer under this Agreement, the Earnout Agreement or the Escrow Agreements, (ii) with respect to Pentland, any agreement(s) by and between the Company or any of its Subsidiaries and Pentland listed on Part 3.19(a) of the Disclosure Schedule, or (iii) liabilities relating to the employment by the Company of any Seller or BICO Owner pursuant to the agreements listed on Part 3.19(a) or otherwise relating to the payment or provisions of wages, salaries, bonuses, benefits, expense reimbursements and perquisites due to such employees incurred in the Ordinary Course of Business prior to Closing, or (iv) any claims first arising following Closing.

(b)  As a material inducement to the Sellers to enter into this Agreement, as of the Effective Time, each Seller does hereby fully and unconditionally release and forever discharge each other Seller and, as applicable, its present and former officers, directors, employees, stockholders, managers, partners, principals, agents, attorneys, representatives, predecessors, successors and assigns, and all other persons acting by, through, under or on behalf of any of the foregoing, from and against any and all actions, causes of action, proceedings, agreements, contracts, torts, obligations, debts, liens, liabilities, claims, demands, costs and expenses of every kind, whether in law, equity or otherwise, whether known or unknown, whether fixed or contingent (the “Seller Claims”), which such Seller ever had, has or may have, existing on or before the execution of this Agreement from the beginning of time to the Effective Time, which arise from or relate in any way to the Bennett Companies or such Seller’s ownership of the portion of the Purchased Securities held by him, her or it. This general release of Seller Claims includes, without implication of limitation, (i) all Seller Claims based upon actions or omissions (or alleged actions or omissions) that have occurred up to the Effective Time, regardless of ripeness or other limitations on immediate pursuit of any such Seller Claim in the absence of this Agreement, (ii) all Seller Claims relating to the transactions contemplated hereby, and (iii) all Seller Claims for breach of fiduciary duty against any Seller relating to or arising out of the aforementioned matters. Nothing contained in this Section 7.2(b) shall be construed (i) to impair any party’s right to enforce the terms of this Agreement, the Earnout Agreement or the Escrow Agreements, or (ii) to affect in any manner any rights or obligations of Buyer or the Bennett Companies. For the avoidance of doubt, if the Closing does not occur, the releases provided for in this Section 7.2(b) shall be of no effect.

(c)  Effective upon the Closing, Buyer hereby irrevocably waives, releases and discharges Pentland from any and all liabilities and obligations of the Bennett Companies, whether in its capacity as a member, controlling person or otherwise, and Buyer agrees that it shall not seek to recover any amounts in connection therewith from Pentland. Further, effective upon the Closing, Buyer hereby irrevocably waives, releases and discharges Pentland from any and all liabilities and obligations owed to the Bennett Companies arising at any time prior to the Closing, except for (i) breaches by Pentland of (A) this Agreement, (B) the License Agreement between Fashion Shoe Licensing, LLC and Bennett Footwear Group LLC effective as of November 13, 1998, as amended, or (C) any other contractual obligations or commitments of Pentland to any of the Bennett Companies, (ii) any action or inaction by Pentland that breaches any duty or obligation owed to any of the Bennett Companies or (iii) any intentional misconduct, fraudulent conduct or act of bad faith on the part of Pentland.

ARTICLE VIII.
ADDITIONAL COVENANTS OF THE PARTIES

8.1  Confidentiality. Buyer shall not issue a press release or make any public disclosure of the terms hereof or the transactions contemplated hereby without the prior written consent of a Seller Majority, except for the filing of any current or periodic report with the SEC announcing the signing of this Agreement, the consummation of the transactions contemplated by this Agreement or including this Agreement, the Required Financial Statements or the Required Pro Forma Financial Statements in, or as an exhibit to, any such report and as otherwise required by Law, in which case a Seller Majority shall have the opportunity to review and comment prior to disclosure. None of the Sellers shall issue a press release or make any public disclosure of the terms hereof or the transactions contemplated hereby without the prior written consent of Buyer, except as required by Law, in which case Buyer shall have the opportunity to review and comment prior to disclosure.

8.2  Further Assurances. From and after the Closing, the Parties shall do such acts and execute such documents and instruments as may be reasonably required to make effective the transactions contemplated hereby; provided, that Pentland shall be bound by the foregoing covenant only insofar as it relates to actions taken by Pentland its capacity as a Seller, and not to actions taken by Pentland while acting in any other capacity.

8.3  Directors’ and Officers’ Indemnification.

(a)  In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any person who is now, or has been at any time prior to the Closing, a manager, director or officer of BIC, the Company or any Subsidiary (the “Indemnified Executives”) is, or is threatened to be, made a party thereto by reason of the fact that such person was a manager, director or officer of BIC, the Company or any Subsidiary, or acting in such capacity as the trustee or administrator of any Plan, the Company shall indemnify and hold harmless such person from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorney’s fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Executive to the fullest extent permitted by law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of any Proceeding as provided in this Section 8.3; provided, that such indemnification shall not apply to any Proceeding (a) brought by any Seller or BICO Owner or (b) brought by a Buyer Indemnified Person pursuant to Article X hereof; and, provided further, that if it is finally judicially determined that any liability of the Company or a Subsidiary in a Proceeding arose out of the Indemnified Executive’s gross negligence, willful misconduct or failure to act in good faith in the belief that such person’s actions were in or not inconsistent with the best interests of BIC, the Company or Subsidiary, as applicable, the Indemnified Executive will reimburse the Company for all amounts reasonably paid or incurred in the defense of the Indemnified Executive in connection with such Proceeding.

(b)  An Indemnified Executive shall notify the Company of the existence of a Proceeding for which such Indemnified Executive is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Executive learns of such Proceeding; provided that the failure to so notify shall not affect the obligations of the Company under this Section 8.3 except to the extent such failure to notify actually prejudices the Company. The Company, at its expense, shall control the defense of the Proceeding with counsel selected by the Company. The Indemnified Executive and the Company shall cooperate fully with each other in connection with the defense of any Proceeding. No settlement of a Proceeding may be made by the Company without the Indemnified Executive’s consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Executive is fully indemnified, and which does not require the admission of liability.

(c)  The provisions of this Section 8.3 are intended to be for the benefit of, and enforceable by, each Indemnified Executive and such Indemnified Executive’s estate, administrators, executors, heirs and representatives, and shall constitute the sole source of indemnification rights that any such person may have against BIC, the Company or any Subsidiary.

(d)  The obligations of the Company under this Section 8.3 shall continue in full force and effect for a period commencing as of the Effective Time and ending as of the date that all applicable statute of limitation periods have expired for any matter for which an Indemnified Executive may be entitled to indemnification under this Section 8.3; provided, however, that all rights to indemnification in respect of any matter for which indemnification under this Section 8.3 has been asserted or made within such period shall continue until the final disposition of such matter.

8.4  Tax Provisions.

(a)  All transfer, documentary, sales, use, stamp, registration and other such Taxes and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid equally by the Sellers, on the one hand, and the Buyer, on the other hand, when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

(b)  The Representative, on behalf of the Sellers, shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns of the Bennett Companies for any Taxable period ending on or before the Closing Date (“Pre-Closing Periods”) based on closing the books with respect to the Bennett Companies as of the Closing Date. Such Tax Returns will be prepared in a manner consistent with prior Tax Returns of the Bennett Companies to the extent permitted by applicable law. Buyer shall approve such Tax Returns prior to filing, which approval shall not be unreasonably withheld or delayed. All Taxes payable with respect to these Pre-Closing Period Tax Returns, except to the extent paid prior to the Closing Date (including estimated tax payments) or included in the Closing Balance Sheet as a current liability on the Closing Balance Sheet that is taken into account in determining the Purchase Price under Section 1.6 hereof shall be borne by the Sellers (other than Pentland). No Bennett Company shall file any amended Tax Return or claim for refund with respect to any Pre-Closing Period without the consent of the Representative, which consent shall not be unreasonably withheld or delayed. The Representative only may file an amended return or claim for refund on behalf a Bennett Company for any Pre-Closing Period, and may do so only with the consent of Buyer, which consent shall not be unreasonably withheld or delayed. The Bennett Company in question shall execute any document reasonably necessary to file and prosecute such amended return or claim for refund. Except to the extent any refund is reflected as an asset on the Closing Balance Sheet and is taken into account in determining the Purchase Price in Section 1.6, any refund of Taxes paid with respect to any Pre-Closing Period of a Bennett Company shall belong to the Sellers (other than Pentland) entirely, and the Bennett Company shall promptly pay over to the Representative, for the benefit of the Sellers (other than Pentland), any such refund for distribution pursuant to Section 1.10(a) hereof.

(c)  Buyer shall prepare or cause to be prepared, and file or cause to be filed, all Tax Returns (including any and all schedules which comprise such return) of the Bennett Companies for Taxable periods commencing on or before the Closing Date and ending after the Closing Date (a “Straddle Period”). Sellers (other than Pentland) shall pay (or cause to be paid from the Escrow Funds) to the affected Bennett Company within fifteen (15) days after the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes that relates to the Taxable period ending on the Closing Date (“Seller Period”), except to the extent such Taxes are paid by the Bennett Companies or Sellers prior to Closing, including amounts paid in respect of estimated Taxes relating to the Seller Period, or are included in the Closing Balance Sheet as a current liability on the Closing Balance Sheet that is taken into account in the Purchase Price adjustment under Section 1.6 hereof. For the purposes of this Section 8.4(c), in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the Seller Period shall (i) in the case of any Taxes other than Taxes imposed upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the Taxable period up to and including the Closing Date, and the denominator of which is the number of days in the entire Taxable period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed to be equal to the amount that would be payable if the relevant Taxable period ended at the end of the Closing Date. Any credits relating to a Straddle Period shall be taken into account as though the relevant Taxable period ended at the end of the Closing Date. Notwithstanding the foregoing, the Tax consequences of any transaction occurring on the Closing Date that are caused to occur by Buyer and not incurred in the Ordinary Course of Business with respect to a Straddle Period shall not be treated as occurring during the Seller Period. All determinations necessary to give effect to the allocations described in this Section 8.4(c) shall be made in a manner consistent with the prior practice of the Bennett Companies, except for changes required by law or fact. No Bennett Company shall file any amended return or claim for refund with respect to any Straddle Period without the prior written consent of the Representative, which consent shall not be unreasonably withheld. Any refund of Taxes paid with respect to any Straddle Period shall be allocated among the Sellers (other than Pentland) and Buyer in the same proportions as their shares of Taxes (allocated separately in the same manner as Taxes are allocated pursuant to this Section 8.4(c)). Each Bennett Company shall promptly pay over to the Representative, for the benefit of the Sellers (other than Pentland), any refund that such Bennett Company may receive of any Taxes paid with respect to any Straddle Period.

(d)  Buyer and the Sellers (other than Pentland) agree to furnish or cause to be furnished to each other, upon request, as promptly as practical, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary for the filing of any Tax Return, the conduct of any Tax audit, and for the prosecution or defense of any claim, suit or proceeding relating to any Tax matter. Buyer and the Sellers (other than Pentland) shall cooperate with each other in the conduct of any Tax audit or other Tax proceedings and each shall execute and deliver such powers of attorney and other documents as are reasonably necessary to carry out the intent of this Section 8.4. Any Tax audit or other Tax proceeding shall be deemed to be a Third Person claim subject to the procedures set forth in Article X of this Agreement.

(e)  For the avoidance of doubt, the Parties confirm that Pentland has no rights, liabilities or obligations under the provisions of Section 8.4(b), (c) or (d) and that the rights, liabilities or obligations under such Sections shall be exclusively for the benefit of, or borne by, the Sellers other than Pentland.

(f)  The provisions of Section 8.4(b), (c) and (d) shall apply to BIC in the same manner as to the Bennett Companies, except that, (i) in each place in which it appears, the words “Sellers” and “Representative” shall be deleted and the word “Heritage” shall be inserted in lieu thereof, (ii) the words “Bennett Companies” shall be deleted and the word “BIC” shall be inserted in lieu thereof, and (iii) any modifiers of any of the foregoing words shall be omitted or changed as the context may require to indicate that the affected company is solely BIC. The parties acknowledge and agree that, among other things, BIC will amend its income tax returns to take account of certain deductions available to it for Pre-Closing Periods and not previously claimed, and will seek refunds of prior overpayments of income taxes during such periods.

8.5  Employee Severance Plan. In order to induce the employees of the Company and the Subsidiaries to remain employed, the parties agree that the Company may establish a severance plan consistent with the following terms and such other terms to be mutually agreed upon by Buyer and the Company:

(a)  The plan will provide that if the employment of an employee is terminated (other than as a result of death or Disability) (i) by the Company or a Subsidiary without Cause or (ii) by the employee for Good Reason, in either case within one year after the Closing, the Company will pay the employee on the Company’s regularly scheduled payroll dates, payments equal to the greater of (A) two weeks’ base salary for each full year (not to exceed 26 years) that the employee was employed by the Company or a Subsidiary and (B) four weeks’ base salary; provided that, an employee who is entitled to severance or salary continuation benefits of any kind pursuant to a separate written agreement, plan or arrangement with the Company or a Subsidiary shall not be entitled to a benefit under this severance plan.

(b)  For purposes of such severance plan, “Cause” shall mean that the employee (i) committed an act of fraud, embezzlement or breach of fiduciary duty, or any material act of dishonesty or misappropriation relating to the Company or its affiliates, (ii) was convicted of, or pleaded guilty or nolo contendere to any felony or any other crime involving moral turpitude, (iii) engaged in gross or persistent misconduct relative to the affairs of the Company or a Subsidiary or (iv) repeatedly failed to follow the reasonable direction of the Company regarding the employee’s duties.

(c)  For purposes of such severance plan, “Disability” shall mean illness (mental or physical) or accident which results in the employee being unable to perform such employee’s normal duties as an employee of the Company for three months.

(d)  For purposes of such severance plan, “Good Reason” shall mean (i) a material diminution in the employee’s job duties, (ii) a reduction in the employee’s base salary, (iii) a material reduction in the employee’s benefits, relative to similarly situated employees of the Company, or (iv) the Company requiring the employee to be based at any office or location that is more than 30 miles from the Company’s office at which the employee is employed as of the Closing.

(e)  Such severance plan shall provide that the Company’s obligation to make payments is subject to receipt from the employee of a release relating to the termination of the employee’s employment in a form reasonably acceptable to the Company.

(f)  Such severance plan shall be drafted to be an “employee welfare benefit plan” as defined in Section 3(1) of ERISA.

(g)  The Parties agree that Buyer shall have no liabilities or obligations under this Section 8.5 in the event that the Closing does not occur, and that Pentland shall have no liabilities or obligations under this Section 8.5 regardless of whether the Closing occurs or does not occur.

8.6  Reasonable Efforts. All Parties agree to act in good faith and to use commercially reasonable efforts to obtain the satisfaction of the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby.

8.7  Bridge Funding. Buyer agrees that if all other conditions to its obligations to consummate the transactions contemplated hereby are satisfied other than the condition set forth in Section 9.3(e), Buyer will request that Banc of America fund the bridge financing under the Bridge Commitment Letter pursuant to the terms thereof.

ARTICLE IX.
CONDITIONS PRECEDENT

9.1  Conditions to Each Party’s Obligations. The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the fulfillment or waiver at or prior to the Effective Time of the following conditions:

(a)  No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Government authority, which prohibits or prevents the consummation of the transactions contemplated hereby and which has not been vacated, dismissed or withdrawn by the Effective Time. The Company and Buyer shall use their commercially reasonable efforts to have any of the foregoing vacated, dismissed or withdrawn by the Effective Time.

(b)  Governmental Approvals. All consents listed and marked with an asterisk on Part 3.4 of the Disclosure Schedule shall have been obtained.

(c)  HSR Act. Any waiting period applicable to the transactions contemplated by this Agreement under the HSR Act shall have expired or earlier termination thereof shall have been granted and no action shall have been instituted by either the United States Department of Justice (“DOJ”) or the Federal Trade Commission (“FTC”)to prevent the consummation of the transactions contemplated by this Agreement or to modify or amend such transactions in any material manner, or if any such action shall have been instituted, it shall have been withdrawn or a final judgment shall have been entered against such DOJ or FTC, as the case may be.

9.2  Conditions to Obligations of the Sellers. The obligation of the Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by a Seller Majority:

(a)  Performance of Obligations; Representations and Warranties. Buyer shall have performed in all material respects each of its agreements contained in this Agreement and the Escrow Agreements required to be performed on or prior to the Closing Date; unless the failure to perform any such obligation on or prior to the Closing Date would not have, individually or in the aggregate, a material adverse effect on Buyer; each of the representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), unless the failure to be true and correct on and as of the Closing Date or such other date would not have, individually or in the aggregate, a material adverse effect on Buyer, in each case except as contemplated or permitted by this Agreement, and the Company shall have received a certificate, dated the Closing Date, from Buyer, signed on behalf of Buyer, by a duly authorized officer of Buyer, to such effect.

(b)  Deliveries. Buyer shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.5 and such other customary documents, instruments or certificates as shall be reasonably requested by the Company and as shall be consistent with the terms of this Agreement.

9.3  Conditions to Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions, any one or more of which may be waived by Buyer:

(a)  Performance of Obligations; Representations and Warranties. Each of the Parties hereto other than Buyer shall have performed in all material respects each of its agreements contained in this Agreement required to be performed on or prior to the Closing Date, unless the failure to perform any such obligation on or prior to the Closing Date would not have, individually or in the aggregate, a Company Material Adverse Effect; each of the representations and warranties of each of such other Parties hereto contained in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date (other than representations and warranties which address matters only as of a certain date which shall be true and correct as of such certain date), unless the failure to be true and correct on and as of the Closing Date or such other date would not have, individually or in the aggregate, a Company Material Adverse Effect; in each case except as contemplated or permitted by this Agreement, and Buyer shall have received certificates, dated the Closing Date, from (i) each of such other Parties hereto, signed on behalf of each such other Party, by such Party or a duly authorized officer of such other Party, and (ii) each of the President and Chief Executive Officer and the Chief Financial Officer of the Company, to such effect.

(b)  No Material Adverse Change. Since the date of this Agreement, there shall have been no Company Material Adverse Change, and Buyer shall have received a certificate dated the Closing Date, signed on behalf of the Company by each of the President and Chief Executive Officer and the Chief Financial Officer of the Company that, to the knowledge of such officers, there has been no Company Material Adverse Change.

(c)  Required Consents. All consents and approvals relating to the Company required to be obtained from third parties under Material Contracts listed and marked with an asterisk on Part 3.13 of the Disclosure Schedule shall have been obtained and be in full force and effect. Buyer shall have received a copy of all such consents and approvals.

(d)  No Pending Action. There shall not be instituted, pending or threatened any action, investigation or proceeding by any Government authority, and there shall not be instituted, pending or threatened any action or proceeding by any other person, domestic or foreign, before any Government authority, which is reasonably likely to be determined adversely to Buyer, (A) challenging or seeking to make illegal, to delay materially or otherwise, directly or indirectly, to restrain or prohibit the consummation of the transactions contemplated hereby, seeking to obtain material damages or imposing any material adverse conditions in connection therewith or otherwise, directly or indirectly relating to the transactions contemplated hereby, (B) seeking to restrain, prohibit or delay the exercise of full rights of ownership or operation by Buyer or its affiliates of all or any portion of the business or assets of Company and its Subsidiaries, taken as a whole, or of Buyer or any of its affiliates, or to compel Buyer or any of its affiliates to dispose of or hold separate all or any material portion of the business or assets of Company, or of Buyer or any of its affiliates, (C) seeking to impose or confirm material limitations on the ability of Buyer or any of its affiliates to exercise full rights of the ownership of the limited liability company interests of the Company, (D) seeking to require divestiture by Buyer or any of its affiliates of the limited liability company interests of the Company, or (E) that otherwise would reasonably be expected to have a Company Material Adverse Effect.

(e)  Financing. Banc of America shall have funded under the Bridge Commitment Letter.

(f)  Receipt of Required Financials. Buyer shall have received the Required Financials.

(g)  Deliveries. The Sellers shall have made and tendered, or caused to be made and tendered, delivery of all of the items required by Section 1.4 and such other customary documents, instruments or certificates as shall be reasonably requested by Buyer and as shall be consistent with the terms of this Agreement.

ARTICLE X.
INDEMNIFICATION

10.1  Indemnification of Buyer.

(a)  Each Seller shall severally, and not jointly, hold Buyer, BIC, the Bennett Companies, and the shareholders, directors, members, managers, officers, successors, assigns, and agents of each of them (excluding the Sellers) (the “Buyer Indemnified Persons”), harmless and each shall severally, and not jointly, indemnify each of them from and against and, except pursuant to Section 8.3, each Seller hereby waives any claim for contribution or indemnity from any of the Buyer Indemnified Persons with respect to, any and all claims, losses, damages, liabilities, expenses or costs (“Losses”), plus reasonable attorneys’ fees and expenses incurred in connection with Losses (in all, “Indemnified Losses”) incurred or to be incurred by any of them resulting from or arising out of (i) any breach or violation of the representations and warranties contained in Articles II, III and IV of this Agreement or (ii) any breach or violation of such Seller’s or the Bennett Companies’ covenants or agreements contained in this Agreement or any document delivered pursuant hereto, including the provisions of this Article X; provided that Pentland shall not be obligated to indemnify the Buyer Indemnified Persons with respect to breaches of Article III or breaches by the Bennett Companies’ of their covenants and agreements contained in this Agreement or any document delivered pursuant hereto.

(b)  Each Seller (other than Pentland) shall severally, and not jointly, hold the Buyer Indemnified Persons harmless and each shall severally, and not jointly, indemnify each of them from and against liabilities of the Company or any of its Subsidiaries for the Taxes of the Company or any of its Subsidiaries or the liability of the Company or any of its Subsidiaries, if any (for example, by reason of transferee liability, application of Section 1374 of the Code, Treas. Reg. Section 1.1502-6 or any other provision of Law) for Taxes of others, including, but not limited to, the Sellers or any affiliate of any of the Sellers, or damage or Indemnified Losses payable with respect to Taxes claimed or assessed against the Company or any of its Subsidiaries (i) for any taxable period (or portion thereof) ending on or before the Closing Date or as a result of this transaction except to the extent and in such amount as such Taxes (x) have been paid prior to the Closing Date by a Seller, the Company or any Subsidiary or (y) are reflected as a liability in the Closing Balance Sheet and taken into account in determining the Purchase Price under Section 1.6, or (ii) for any taxable period resulting from a breach by any of the Sellers of any of the representations or warranties contained in Sections 3.8 (Taxes) or 4.4 (Taxes) hereof.

(c)  Heritage shall severally, and not jointly, hold the Buyer Indemnified Persons harmless and indemnify each of them from and against liabilities of BIC for BIC’s Taxes or the liability of BIC, if any (for example, by reason of transferee liability, application of Section 1374 of the Code, Treas. Reg. Section 1.1502-6 or any other provision of Law) for Taxes of others, including, but not limited to, Heritage or any affiliate of Heritage, or damage or Indemnified Losses payable with respect to Taxes claimed or assessed against BIC (i) for any taxable period (or portion thereof) ending on or before the Closing Date or as a result of this transaction except to the extent and in such amount as such Taxes (x) have been paid prior to the Closing Date by a Seller, the Company or any Subsidiary or (y) are reflected as a liability in the Closing Balance Sheet and taken into account in determining the Purchase Price under Section 1.6, or (ii) for any taxable period resulting from a breach by Heritage of any of the representations or warranties contained in Section 4.4 hereof.

(d)  Each Seller (other than Pentland) shall severally, and not jointly, hold the Buyer Indemnified Persons harmless and each shall severally, and not jointly, indemnify each of them from and against liabilities of BIC, the Bennett Companies, Buyer and its affiliates for Indemnified Losses arising from or related to the presence, manufacture, generation, refining, processing, distribution, use, sale, treatment, recycling, receipt, storage, disposal, transport, handling, emission, leak, dumping, discharge, release or threatened release of Hazardous Materials at, on, about, beneath, above, to, into, or from the Environmental Property prior to the Closing Date, including, without limitation, (i) the migration offsite of Hazardous Materials that are present prior to the Closing Date from the Environmental Property and (ii) any liability or obligation under Environmental Laws arising as a result of events occurring or conditions existing prior to the Closing Date with respect to, or arising out of, the Environmental Property. Notwithstanding anything to the contrary contained in this Article X, the Sellers shall not be obligated to indemnify or hold harmless Buyer with respect to Indemnified Losses under this Section 10.1(d) or for a breach of the representations and warranties contained in Section 3.21 except to the extent that such Indemnified Losses represent amounts actually incurred by the Company, any Subsidiary, or Buyer for: (A) the performance of any remedial, removal or other response or restoration action, the payment of any fine, penalty, expenses, costs, or damages ordered, determined or awarded by any court or governmental agency, and/or a reasonable settlement of a claim of noncompliance with or liability under any Environmental Laws asserted by any governmental agency or any third party against the Company, any Subsidiary or Buyer or its affiliates; or (B) the performance of remedial, removal, restoration or response action in connection with the Environmental Property required by law and customarily taken in the exercise of sound management practices by businesses that are similar to Buyer.

(e)  With respect to any indemnity payment under this Section 10.1, the Parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the consideration paid for the sale and transfer of the Purchased Securities.

(f)  In the event any Seller breaches such Seller’s obligations under this Article X, Buyer shall have the right to offset any amounts owed to Buyer under this Article X against any Earnout Amounts due and payable to such Seller, or which become due and payable to such Seller pursuant to the Earnout Agreement hereto; provided, that pending the resolution of any disputes regarding whether or not any such breach has occurred, Buyer shall pay into escrow any Earnout Amounts otherwise due and payable to such Seller that Buyer would have the right to offset pursuant to this subparagraph (f) if such dispute is resolved in its favor.

(g)  All materiality qualifications contained in the representations and warranties set forth in this Agreement, and in the initial paragraph of Section 6.1, including, without limitation, the terms “Company Material Adverse Effect” and “Company Material Adverse Change” shall be ignored and not given effect for purposes of determining whether the thresholds in Sections 10.4(a) and (b) have been surpassed, or determining the amount of any Indemnified Losses, provided that the foregoing shall not apply to the terms “Material Contract” and “Permitted Liens” and any materiality standard or qualification contained in Sections 3.6, 3.7, 3.9(b), 3.17, 3.27 and 3.34.

10.2  Indemnification of Sellers. Buyer shall hold each Seller and each Seller’s heirs, devisees, legatees, legal representatives, shareholders, directors, members, managers, officers, successors, assigns, and agents of each of them (the “Seller Indemnified Persons”), harmless and indemnify each of them from and against any and all Indemnified Losses incurred or to be incurred by any of them resulting from or arising out of any breach or violation of Buyer’s representations, warranties, covenants and agreements contained in this Agreement or any documents delivered pursuant hereto, including the provisions of this Article X. With respect to any indemnity payment under this Section 10.2, the Parties agree to treat, to the extent permitted by Law, all such payments as an adjustment to the consideration paid for the sale and transfer of the Purchased Securities.

10.3  Survival. The respective representations and warranties of, and any claim arising out of the covenants (other than the Specified Pre-Closing Covenants (as hereinafter defined)) to be performed prior to the Closing Date by, the Parties contained in this Agreement shall survive the Closing Date but shall expire at 11:59 p.m. on the later of (a) the first anniversary of the Closing Date and (b) the date that is fifteen business days following the completion of the audit of the Buyer’s consolidated financial statements including the Company and its Subsidiaries, for the fiscal year ended February 3, 2006 (but in no event later than May 31, 2006), except that (A) any claim with respect thereto that shall have been made pursuant to Section 10.5 (Notice of Claim; Satisfaction of Claim) or Section 10.6 (Right to Contest Claims of Third Persons) prior to such date against the Party or Parties responsible for indemnification hereunder (collectively, the “Indemnifying Party”), shall survive until resolved, and (B) (i) the representations and warranties under Articles II and IV and Sections 3.3 (Capitalization and Related Matters), 3.8 (Taxes), 3.9(a)(iv) (subsection of section entitled Assets and Real Property), 3.13(Validity of Contracts) but only with respect to those agreements set forth on Part 10.3 of the Disclosure Schedule, 3.14(d)(i) (subsection of section entitled Intellectual Property), 3.21 (Environmental Matters), 3.24 (Employee Benefit Matters), 3.33 (Customs) and 3.34 (Brokers or Finders) shall survive until the expiration of the applicable statutes of limitation, including any suspensions, tollings or extensions thereof, and except that no claim may be brought for a breach of the covenants contained in Section 6.5 after the Closing Date. As used herein, “Specified Pre-Closing Covenants” means the pre-closing covenants to be performed by the Sellers and the Bennett Companies contained in (x) clauses (a), (b), (c), (d), (h), (i), (j), (n) and (o) of Section 6.1 and (y) Section 6.7.

10.4  Limitations.

(a)  The Buyer Indemnified Persons shall not be entitled to indemnification for any single Loss (or series of related Losses) which is less than $30,000; provided, that (i) claims arising out of Sections 10.1(b) or (c) with respect to income Taxes and (ii) Losses arising out of (A) breaches of the representations and warranties under Articles II and IV and Sections 3.3 (Capitalization and Related Matters, 3.8 (Taxes) (with respect to income Taxes only), 3.9(a)(iv) (subsection of section entitled Assets and Real Property), 3.13(Validity of Contracts) but only with respect to those agreements set forth on Part 10.3 of the Disclosure Schedule, 3.14(d)(i) (subsection of section entitled Intellectual Property), 3.33 (Customs) and 3.34 (Brokers or Finders), (B) breaches of the Specified Pre-Closing Covenants and (C) breaches of covenants to be performed after the Closing, shall not be subject to the preceding $30,000 threshold limitation. For purposes of this Section, Losses shall not be treated as unrelated solely because the Losses relate to Taxes with respect to more than one jurisdiction.

(b)  The Buyer Indemnified Persons shall not be entitled to indemnification for Losses unless such Losses (excluding Losses for which indemnification would not be available as a result of clause (a) above) exceed $1,000,000 in the aggregate, but then to the full extent of such Losses (including the first $1,000,000 of such Losses); provided, that (i) claims arising out of Sections 10.1(b) or (c) and (ii) Losses arising out of (A) breaches of the representations and warranties under Articles II and IV and Sections 3.3 (Capitalization and Related Matters), 3.8 (Taxes), 3.9(a)(iv) (subsection of section entitled Assets and Real Property), 3.13(Validity of Contracts) but only with respect to those agreements set forth on Part 10.3 of the Disclosure Schedule, 3.14(d)(i) (subsection of section entitled Intellectual Property), 3.33 (Customs) and 3.34 (Brokers or Finders), (B) breaches of the Specified Pre-Closing Covenants and (C) breaches of covenants to be performed after the Closing, shall not be subject to the preceding $1,000,000 threshold limitation.

(c)  The Buyer Indemnified Persons shall not be entitled to indemnification for Indemnified Losses under Section 10.1(a)(i) for breaches of the representations or warranties made in Articles II, III and IV, under Section 10.1(a)(ii) for breaches of covenants or agreements to be performed prior to the Closing Date (other than the Specified Pre-Closing Covenants) or under Section 10.1(d) of this Agreement to the extent such Indemnified Losses, together with all other Indemnified Losses recovered by Buyer Indemnified Persons under such Sections exceed $21,000,000. Without limiting the generality of the foregoing, the Parties hereto agree and acknowledge that Indemnified Losses for breaches of Sellers’ representations and warranties contained in Articles II and IV and Sections 3.3 (Capitalization and Related Matters), 3.8 (Taxes), 3.9(a)(iv) (subsection of section entitled Assets and Real Property), 3.13(Validity of Contracts) but only with respect to those agreements set forth on Part 10.3 of the Disclosure Schedule, 3.14(d)(i) (subsection of section entitled Intellectual Property), 3.24 (Employee Benefit Matters), 3.33 (Customs) and 3.34 (Brokers or Finders) shall not be subject to the preceding limitation; provided, that the maximum liability of any Seller under this Article X (other than with respect to breaches of covenants to be performed following the Closing) or otherwise shall in no event exceed such Seller’s Pro Rata Share of the Purchase Price plus such Seller’s Pro Rata Share of the Earnout Amount earned pursuant to the Earnout Agreement.

(d)  The Sellers shall not be obligated to indemnify or hold harmless the Buyer Indemnified Persons with respect to any Losses to the extent that a reserve corresponding to such Losses has been included on the Closing Balance Sheet as a liability and taken into account in determining the Purchase Price under Section 1.6.

(e)  The Sellers shall have no obligation to indemnify or hold harmless the Buyer Indemnified Persons for consequential damages, punitive damages or other similar items, it being agreed that the prohibition on consequential damages (i) shall not preclude damages taking into account that the Purchase Price was in part determined using a multiplier of the Company’s cash flows and (ii) shall preclude damages arising after the Closing Date as a result of changes in Buyer’s or the Bennett Companies’ relationships with, or purchasing habits of, any current customer or supplier of the Company and its Subsidiaries (whether or not listed on Part 3.27 of the Disclosure Schedule).

(f)  No Seller shall be liable for any Indemnified Loss (other than with respect to a breach by such Seller of the representations and warranties contained in Article II or IV or a breach or violation of covenants or agreements contained in Article VII, as applicable) under Section 10.1 in excess of such Seller’s Pro Rata Share of each such Indemnified Loss. For purposes of the Sellers’ indemnification obligations in Section 10.1, a Seller’s “Pro Rata Share” shall be determined in proportion to the number of Common Units sold (directly or indirectly) by such Seller to Buyer, and a BICO Owner’s “Pro Rata Share” shall be determined as provided in Section 11.3; provided, that, with respect to indemnification obligations with respect to breaches of Article III or breaches by the Bennett Companies’ of their covenants and agreements contained in this Agreement or any document delivered pursuant hereto, the calculation of any Seller’s Pro Rata Share shall exclude from the denominator thereof the number of Common Units sold by Pentland to Buyer. For purposes of this Agreement, it is understood that Heritage is selling its shares of capital stock of BIC to Buyer, which represent an indirect interest in the Preferred and Common Units of the Company held by Heritage, and Heritage’s Pro Rata Share shall be determined as if it had transferred Units directly to Buyer.

(g)  In determining the foregoing thresholds and in otherwise determining the amount of any Indemnified Loss for which a Buyer Indemnified Person is entitled to assert a claim for indemnification hereunder, the amount of any such Indemnified Loss shall be determined (A) by deducting the amount of any insurance proceeds and other third party recoveries actually received by any Buyer Indemnified Person in respect of such Indemnified Loss (which recoveries the Buyer Indemnified Persons agree to use, or to cause the Company or any such Subsidiary to use, commercially reasonable efforts to obtain) and (B) as being net of the present value of any tax benefit realized by any Buyer Indemnified Person and to include the amount of the present value of any tax detriment incurred by any Buyer Indemnified Person arising as a result of such Indemnified Loss. For purposes of calculating the net present value of any tax benefit or tax detriment, the marginal combined income tax rate shall be 41% and the discount rate shall be 10%. If an indemnification payment is received by any Buyer Indemnified Person, and any Buyer Indemnified Person later receives insurance proceeds, other third party recoveries in respect of the related Indemnified Losses, the Buyer Indemnified Parties shall promptly refund any such amounts (net of reasonable expenses incurred by the Buyer Indemnified Person in collecting the same) to the extent that (and then only to the extent that) the Buyer Indemnified Person has received benefits from both sources (i.e., payments of indemnity damages from the Sellers and such insurance proceeds) in excess of the amount of Indemnified Losses incurred by or asserted against the Sellers. Nothing herein shall require a Buyer Indemnified Person to pursue the obtaining of any insurance proceeds prior to seeking and/or obtaining the indemnification for Indemnified Losses pursuant to the terms of this Article X.

10.5  Notice of Claim; Satisfaction of Claim.

(a)  In the event that a Buyer Indemnified Person or a Seller Indemnified Person seeks indemnification hereunder, such person seeking indemnification (the “Indemnified Party”) shall give written notice to the Indemnifying Party specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted. The Indemnifying Party shall respond to each such claim within fifteen (15) business days after the Indemnified Party provides notice to the Indemnifying Party of such claim.

(b)  If the Indemnifying Party disputes the validity or amount of any such claim, the Indemnifying Party shall so notify the Indemnified Party in writing within fifteen (15 business days after the Indemnified Party provides notice to the Indemnifying Party of such claim, specifying in reasonable detail the points of disagreement. Upon receipt of such notice of dispute, the Indemnified Party shall promptly consult with the Indemnifying Party with respect to such points of disagreement in an effort to resolve the dispute. If any such dispute cannot be resolved by the Indemnified Party and Indemnifying Party within 30 calendar days after the Indemnified Party receives the notice of dispute, then either of such parties can sue the other party in a court of competent jurisdiction in accordance with Section 11.13 hereof.

10.6  Right to Contest Claims of Third Persons. If an Indemnified Party believes that it is entitled to indemnification hereunder because of a claim (a “Third Person Claim”) asserted by any claimant other than an Indemnified Party (a “Third Person”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof after such assertion is actually known to the Indemnified Party; provided, however, that the right of a person to be indemnified hereunder in respect of Third Person Claims shall not be adversely affected by a failure to give such notice unless, and then only to the extent that, an Indemnifying Party is prejudiced thereby. In the event that the Third Person Claim seeks recovery of damages in an amount which either (i) is less than one hundred fifty percent (150%) of the maximum remaining amount of Indemnified Losses for which Sellers may be liable to indemnify the Buyer Indemnified Persons hereunder or (ii) could result in Indemnified Losses of at least $150,000 for which Sellers may be liable to indemnify the Buyer Indemnified Persons hereunder (in either case, a “Special Third Person Claim”), then the Indemnifying Party shall have the right, upon written notice to the Indemnified Party, to assume the defense of such Special Third Person Claim provided that the Indemnifying Party has unconditionally acknowledged to the Indemnified Party in writing its obligation to indemnify the persons to be indemnified hereunder with respect to such Special Third Person Claim, subject to the applicable limitations on indemnification contained herein. Thereafter, the Indemnified Party may participate in (but not control) the defense of any Special Third Person Claim with its own counsel at its own expense; provided, however, that if separate representation of the Indemnified Party in connection with such Special Third Person Claim is necessary to avoid a conflict of interest, and the Indemnified Party is so advised, in writing, by counsel, such representation shall be at the expense of the Indemnifying Party; provided further, that if injunctive relief is being sought by the Third Person against the Indemnified Party in connection with such Special Third Person Claim, then that portion of the Special Third Person Claim for which injunctive relief is being sought shall, at the option of the Indemnified Party, be controlled by the Indemnified Party at the expense of the Indemnifying Party. If the Indemnifying Party is obligated hereunder to pay the fees and expenses of counsel for the Indemnified Party, in no event will the Indemnifying Party be liable for the fees and expenses of more than one counsel (and local counsel) for all Indemnified Parties. To the extent the proposed settlement of any Special Third Person Claim involves amounts in excess of the Sellers’ indemnification obligation hereunder, such settlement shall be subject to the written consent of Buyer, unless such consent is unreasonably withheld or delayed. The failure of the Indemnifying Party to respond in writing to the aforesaid notice of the Indemnified Party with respect to any Special Third Person Claim within twenty business days after receipt thereof shall be deemed an election not to defend the same. If the Indemnifying Party does not so acknowledge its obligation to indemnify and assume the defense of any such Special Third Person Claim, and with respect to all Third Person Claims which are not Special Third Person Claims, (a) the Indemnified Party may assume and control the defense of such claim by appropriate means, including, but not limited to, settling such claim (subject to the written consent of the Indemnifying Party, unless such consent is unreasonably withheld or delayed), on such terms as the Indemnified Party may reasonably deem appropriate, provided and, subject to the

10.7  Remedies Exclusive. Except for covenants and agreements contained herein to be performed after the Closing (the “Post-Closing Obligations”), and except in the case of Fraud by a Party, the remedies provided in this Article X shall be the exclusive remedies of the Parties after the Closing in connection with the transactions contemplated by this Agreement, including without limitation any breach or non-performance of any representation, warranty, covenant or agreement contained herein. Except in the event of Fraud, no Party may commence any suit, action or proceeding against any other Party with respect to the subject matter of this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, except to enforce such Party’s rights under Post-Closing Obligations or this Article X, or equitable and specific performance remedies. As used herein, “Fraud” means knowing misrepresentation made with the intention of causing material harm to the other party. Any party alleging Fraud shall bear the burden of proving the existence of Fraud.

10.8  Contribution Among Sellers. The Sellers (other than Pentland), amongst themselves, agree that (a) all indemnification obligations of the Sellers (other than Pentland) hereunder in respect of breaches of representations and warranties (other than under Articles II or IV) or of covenants of the Bennett Companies to be performed prior to the Closing shall be borne by them in proportion to their Pro Rata Shares and (b) in the event that Buyer makes an indemnification claim under the provisions of this Agreement referred to in the preceding sentence against fewer than all of the Sellers, and the Seller or Sellers against which a claim is made are obligated to make indemnification payments in respect of such claim, the Sellers (other than Pentland) agree to make such payments among themselves as are necessary to cause all such indemnification obligations of the Sellers (other than Pentland), and reasonable expenses incurred to defend such claims, to be borne by the Sellers (other than Pentland) in proportion to their Pro Rata Shares. Any Seller required to make payment in accordance with the foregoing sentence will also bear the reasonable costs incurred by any other Seller in collecting such amounts (including attorney’s fees and disbursements).

ARTICLE XI.
MISCELLANEOUS PROVISIONS

11.1  Notice. All notices, requests, demands, and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made upon being delivered either by courier or fax delivery to the Party for whom it is intended, provided that a copy thereof is deposited, postage prepaid, certified or registered mail, return receipt requested, in the United States mail, bearing the address shown in this Section 11.1 for, or such other address as may be designated in writing hereafter by, such Party:

If to Buyer:

Brown Shoe Company, Inc.
8300 Maryland Avenue
St. Louis, Missouri 63105
Attention: Michael I. Oberlander, Esq.
Facsimile: (314) 854-2152

With a copy to:

Bryan Cave LLP
One Metropolitan Square, Suite 3600
211 North Broadway
St. Louis, Missouri 63102
Attention: William F. Seabaugh, Esq.
Facsimile: (314) 259-2020

If to Representative or Heritage:

c/o Heritage Partners Management Company, LLP
30 Rowes Wharf, Suite 300
Boston, Massachusetts 02110
Attention: Peter Z. Hermann
Facsimile: (617) 439-0689

With a copy to:

Choate, Hall & Stewart LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
Attention: Stephen M. L. Cohen, P.C.
Facsimile: (617) 248-4000

If to Pentland:

Pentland U.S.A., Inc.
3333 New Hyde Park Road
Suite G5B
New Hyde Park, New York 02110
Attention: Nahum G. Shar
Facsimile: (516) 365-3451

With a copy to:

Mayer Brown Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Attention: James B. Carlson, Esq.
Facsimile: (212) 849-5515

If to BICO or any BICO Owner:

c/o BICO Business Trust
117 Kendrick Street
Needham, Massachusetts 02494
Attention: Gregg Ribatt
Facsimile: (617) 332-1694

With a copy to:

Seyfarth Shaw LLP
World Trade Center East
Two Seaport Lane, Suite 300
Boston, Massachusetts 02210
Attention: Gregory L. White, Esq.
Facsimile: (617) 946-4801

By giving notice to the Representative in the manner provided by this Section 11.1, Buyer shall be deemed to have given notice to all of the Sellers (other than Pentland)for all purposes of this Agreement. If to any particular Seller, to such Seller’s address as set forth above, or if not set forth above, to the most recent address for such Seller as set forth on the Company’s books and records.

11.2  Termination. Prior to Closing this Agreement may only be terminated by (a) mutual written consent of all of the Parties hereto; or (b) the Representative, at the direction of a Seller Majority, on the one hand or Buyer on the other hand, by written notice, if (i) the Closing shall not have occurred on or before June 30, 2005, other than as a result of the breach of this Agreement by the Party seeking to so terminate this Agreement, or (ii) the other Party shall have committed a material breach of a covenant contained in this Agreement which prevents the satisfaction of the conditions to the Closing set forth in Article IX, or (iii) a court of competent jurisdiction or governmental authority shall have issued an order, decree or ruling or taken any other action (which order, decree or ruling the Parties hereto shall use their best efforts to lift) in each case restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable. In the event of any termination of the Agreement as provided in this Section 11.2, this Agreement shall forthwith become wholly void and of no further force and effect and there shall be no liability on the part of Buyer or Sellers, except with respect to any breach of this Agreement occurring prior to termination and except that the penultimate sentence of Section 6.3 and the Confidentiality Agreement referred to in Section 6.3 shall survive any such termination of this Agreement.

11.3  Guarantee. Each BICO Owner hereby severally, and not jointly, guarantees that BICO will fully perform all of its obligations under the Agreement. It is the intention of this guarantee that each BICO Owner be severally, and not jointly, liable for the payment when due of the amounts payable by BICO under this Agreement and the timely performance of the obligations of BICO under this Agreement, severally, and not jointly, with BICO and as if each BICO Owner were BICO, provided, that no BICO Owner shall be liable for any amount in excess of such BICO Owner’s Pro Rata Share of such amount. A BICO Owner’s “Pro Rata Share” shall be determined in proportion to the number of shares of BICO held (directly or indirectly) by such BICO Owner to the number of shares of BICO issued and outstanding. This guarantee may be enforced against each BICO Owner independently, and without need for any demand upon or exercise of any remedies against BICO, any requirement for which is hereby expressly waived by each BICO Owner; provided, that no claim against any BICO Owner shall be brought under this Section 11.3 unless such claim is brought against all BICO Owners, and no offer of settlement with respect to any such claim shall be made to any BICO Owner unless the same offer is made to all BICO Owners.

11.4  Entire Agreement. This Agreement, the Disclosure Schedule, the Escrow Agreements, the Earnout Agreement, the Exhibits hereto and the other documents and certificates delivered in connection herewith embody the entire agreement and understanding of the Parties with respect to the subject matter hereof, and supersede all prior agreements and understandings relative to such subject matter. Unless expressly provided otherwise, information set forth on any Schedule to this Agreement shall be deemed to qualify the other sections of this Agreement to which such information is applicable (regardless of whether or not such other section is qualified by reference to a Schedule) so long as application to such section is readily apparent from such disclosure. The inclusion of any item by the Sellers or the Company on a Part of the Disclosure Schedule is not evidence of the materiality of such item for purposes of the Agreement, or that such item is a disclosure required under the Agreement. Any descriptions of any agreement, document, instrument, plan, arrangement or other item set forth on any Part of the Disclosure Schedule provided by the Sellers are summaries only and are qualified in their entirety by the terms of such agreements, documents, instruments, plans, arrangements or items, copies of which have been made available to Buyer.

11.5  Assignment; Binding Agreement. This Agreement and the various rights and obligations arising hereunder shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be transferred, delegated, or assigned (by operation of Law or otherwise) by Buyer without the prior written consent of the Representative and Pentland (which consents shall not be unreasonably withheld) or by any of the Sellers without the prior written consent of Buyer (which consent shall not be unreasonably withheld); provided, however, that Buyer shall have the right to transfer and assign their rights hereunder to purchase the Purchased Securities and any other rights or benefits afforded to it by this Agreement to any entity which at the time of such transfer and assignment is controlled by Buyer, in which event Buyer shall remain liable for the performance of each and every Post-Closing Obligation of Buyer contained herein.

11.6  Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

11.7  No Third-Party Beneficiaries. Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any person, other than the Parties and the Buyer Indemnified Parties and Seller Indemnified Parties, to the extent specifically set forth herein, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

11.8  “Knowledge” Defined. As used herein, “to the knowledge of the Company”, “to the Company’s knowledge” or any other similar phrase shall mean (a) with respect to Bruce Ginsberg, Gregg Ribatt or Michael Smith, the actual knowledge of such individuals, and (b) with respect to Geralyn Lyman, Hal Parton or Donna Siciliano, the actual knowledge of such person solely within the ambit of each such person’s individual job functions. As used herein, with respect to any particular Seller, “to the knowledge of the Seller”, “to the Seller’s knowledge” or any other similar phrase shall mean the actual knowledge of the Seller.

11.9  Headings; Interpretation. The Article and Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of the Agreement. Each reference in this Agreement to an Article, Section, Part or Exhibit, unless otherwise indicated, shall mean an Article or a Section of this Agreement, a Part of the Disclosure Schedule or an Exhibit attached to this Agreement, respectively. References herein to “days,” unless otherwise indicated, are to consecutive calendar days. Each Party hereto has participated substantially in the negotiation and drafting of this Agreement and each Party agrees that any ambiguity herein should not be construed against the draftsman.

11.10  Expenses. Sellers (and not the Company) shall pay all costs and expenses incurred by or on behalf of Sellers or the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their attorneys, accountants, investment bankers, advisors and other representatives, whether in connection with consultation or communication with, or other assistance to, Buyer or its advisors or representatives or otherwise; provided, that Buyer shall pay all fees, costs or expenses associated with the preparation of the Required Financials or the Required Pro Forma Financials as provided in Section 6.5. Buyer shall pay all costs and expenses incurred on its behalf in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of its attorneys, accountants, financial advisors and financing sources. Notwithstanding anything to the contrary contained in this Section 11.10, Pentland shall not be responsible for the payment of any costs or expenses hereunder other than (i) its share of the fees, costs and expenses included in the Sellers’ Expense Amount and disbursed pursuant to Section 1.9, (ii) fees and expenses of its own counsel incurred after the Effective Time and (iii) fees payable to Bear in respect of any portion of the Earnout Amount paid to Pentland.

11.11  Remedies Cumulative. All rights and remedies of the Parties under this Agreement are cumulative and without prejudice to any other rights or remedies under Law.

11.12  Governing Law. This Agreement shall in all respects be construed in accordance with and governed by the substantive laws of The Commonwealth of Massachusetts, without reference to its choice of law rules.

11.13  Submission to Jurisdiction; Waivers. Each of the Sellers and Buyer irrevocably agree that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by a Party hereto or its successors or assigns must be brought and determined in the State courts of New York or the federal courts located in New York, and each of the Sellers and Buyer hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid court. Each of the Sellers and Buyer hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named court for any reason other than the failure to serve process in accordance with this Section 11.13, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such court (whether through judgment or otherwise), and (c) to the fullest extent permitted by applicable law that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such court. Each Party hereto waives all personal service of any and all process upon such Party related to this Agreement and consents that all service of process upon such Party shall be made by hand delivery, certified mail or confirmed telecopy directed to such Party at the address specified in Section 11.1 hereof; and service made by certified mail shall be complete seven days after the same shall have been posted.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written.

THIS CONTRACT CONTAINS BINDING ARBITRATION PROVISIONS WHICH MAY BE ENFORCED BY THE PARTIES.

BUYER:

BROWN SHOE COMPANY, INC.

By:_______________________________________
Name:
Title:

SELLERS:

HERITAGE FUND III, L.P.

By: HF Partners III, L.L.C.,
Its General Partner

By: _____________________________________
Name:
Title:

HERITAGE FUND IIIA, L.P.

By: HF Partners III, L.L.C.,
Its General Partner

By: _____________________________________
Name:
Title:

HERITAGE INVESTORS III, L.L.C.

By: _____________________________________
Name:
Title:

BICO BUSINESS TRUST

By: _____________________________________
Name:
Title:

PENTLAND U.S.A., INC.

By: _____________________________________
Name:
Title:

__________________________________________
Donna Siciliano

__________________________________________
Michael Smith

BICO OWNERS:

__________________________________________
Bruce Ginsberg

__________________________________________
Hal Parton

__________________________________________
Gregg Ribatt

BIC:

BENNETT INVESTMENT CORPORATION

By: _____________________________________
Name:
Title:

BENNETT COMPANIES:

BENNETT FOOTWEAR HOLDINGS, LLC

By: _____________________________________
Name:
Title:

BENNETT FOOTWEAR GROUP LLC

By: _____________________________________
Name:
Title:

BENNETT FOOTWEAR ACQUISITION LLC

By: _____________________________________
Name:
Title:

BENNETT FOOTWEAR RETAIL LLC

By: _____________________________________
Name:
Title:

REPRESENTATIVE:

HERITAGE PARTNERS
MANAGEMENT COMPANY, LLP

By: _____________________________________
Name:
Title: